UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
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One Dauch Drive Detroit, Michigan 48211-1198 www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2012

American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Place	3:00 p.m., local time, on Thursday, April 26, 2012

AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business

(1)   Elect four members of the Board of Directors to serve until the Annual Meeting of Stockholders in 2015;

(2)   Approve 2012 Omnibus Incentive Plan;

(3)   Advisory vote to approve named executive officer compensation;

(4)   Ratify the appointment of Deloitte & Touche LLP as AAM’s independent registered public accounting firm for the year ending December 31, 2012; and

(5)   Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder at the close of business on March 1, 2012.

Meeting Admission	Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Proxy Materials	We have elected to furnish materials for the 2012 Annual Meeting of Stockholders via the Internet. On March 16, 2012, we mailed a notice of Internet availability (notice) to most stockholders containing instructions on how to access the proxy materials on the Internet instead of receiving paper copies in the mail.

Important Notice Regarding Internet Availability of Proxy Materials for the April 26, 2012 Stockholder Meeting. The Proxy Statement and 2011 Annual Report and Form 10-K are available at www.envisionreports.com/AXL.

By Order of the Board of Directors,

Steven R. Keyes

Executive Director, Administration & Legal and Secretary

March 16, 2012

2012 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held April 26, 2012

INTERNET AVAILABILITY OF PROXY MATERIALS

American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is providing proxy materials electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 16, 2012, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and 2011 Annual Report on Form 10-K. The Notice of Availability of Proxy Materials provides instructions on how you may submit your proxy over the Internet or by telephone.

This electronic delivery process is designed to expedite stockholder receipt of proxy materials, lower the cost of the Annual Meeting of Stockholders (annual meeting), and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise. If you received a printed copy of proxy materials by mail and would like to view future proxy materials over the Internet, you can do so by accessing the Internet at www.envisionreports.com/AXL.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

You received these proxy materials because you owned shares of AAM common stock on March 1, 2012 (record date). AAM’s Board of Directors (Board) is soliciting your proxy to vote your shares at the annual meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement includes information that we are required to provide to you and is designed to assist you in voting your shares.

Who is entitled to vote?

Holders of AAM common stock on the record date are entitled to one vote per share. You are a holder of record if your shares are held directly in your name with AAM’s transfer agent, Computershare Trust Company, N.A. If your shares are held in the name of a broker, bank, trustee or other record holder, you are a street name holder. If you hold shares in more than one account, each notice, proxy and/or voting instruction card you receive that has a unique control number must be voted so that all your shares are voted.

How do I vote?

You may vote by any of the following methods:

•	In person — attending the annual meeting and casting a ballot.
•	By mail — using the proxy and/or voting instruction card provided.
•	By telephone or over the Internet — following the instructions on your notice card, proxy and/or voting instruction card.

If you vote by telephone or over the Internet, have your notice card or proxy and/or voting instruction card available. The control number on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned the card by mail. If you hold shares in street name, refer to the voting instructions provided by your broker, bank, trustee or other record holder.

How many shares may vote at the meeting?

As of March 1, 2012, we had 74,982,287 shares of common stock outstanding and entitled to vote. Under AAM’s by-laws, a majority of these shares must be present in person or by proxy to hold the annual meeting and take any action during the meeting.

Can I change my vote?

You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;
•	voting in person at the annual meeting; or
•	delivering a later-dated proxy vote by mail, telephone or over the Internet.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 — FOR the election of the four nominees with terms expiring at the 2015 annual meeting;

Proposal 2 — FOR approval of AAM’s 2012 Omnibus Incentive Plan;

Proposal 3 — FOR approval, on an advisory basis, of the compensation of AAM’s named executive officers as described in the Compensation Discussion and Analysis, tables and related narrative; and

Proposal 4 — FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

What are my choices when voting?

Proposal 1 — You may vote for or withhold your vote on one or more of the nominees.

Proposal 2 — You may vote for or against the 2012 Omnibus Incentive Plan proposal or you may abstain from voting your shares;

Proposal 3 — You may vote for or against the proposal to approve the compensation of our named executive officers, or you may abstain from voting your shares.

Proposal 4 — You may vote for or against the proposal to ratify the appointment of the Company’s independent registered public accounting firm, or you may abstain from voting your shares.

What vote is required to approve each proposal?

Proposal 1 — A plurality of the votes cast to elect a director, which means that nominees with the most affirmative votes will be elected to fill the available seats.

Proposal 2 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the proposal to approve the 2012 Omnibus Incentive Plan.

Proposal 3 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the advisory vote to approve the compensation of AAM’s named executive officers.

Proposal 4 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the ratification of the appointment of the Company’s independent registered public accounting firm.

Proposals 3 and 4 are advisory votes only and, as discussed in more detail in each proposal, the voting results are not binding on AAM. However, with respect to proposal 3, the Board and the Compensation Committee will consider the outcome of the vote in making future determinations concerning the compensation of our named executive officers. With respect to proposal 4, the Audit Committee will consider whether the appointment of Deloitte & Touche LLP is in the best interests of the Company if the appointment is not ratified.

Who will count the votes?

Representatives of Computershare Trust Company, N.A., AAM’s transfer agent, will count the votes and serve as our inspector of election. The inspector of election will attend the annual meeting.

What if I “withhold” my vote or “abstain”?

Votes withheld and abstentions will be counted as present for purposes of determining whether a majority of shares is present to establish a quorum and hold the annual meeting. Abstentions will not be counted in the tally of votes for or against any proposal. A withheld vote has the same effect as an abstention.

What if I do not vote and do not attend the annual meeting?

If you are a holder of record and you do not vote your shares at the annual meeting or by proxy, your shares will not be voted. If you sign and return your proxy card without specific voting instructions, your shares will be voted as recommended by the Board.

Under New York Stock Exchange (NYSE) rules, brokers have discretionary power to vote your shares only on “routine” matters. Brokers do not have discretionary power to vote your shares on “non-routine” matters. If you hold shares in street name, and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can only vote your shares on the ratification of the Company’s independent registered public accounting firm (proposal 4), a “routine” matter.

Without your specific instructions, your record holder cannot vote your shares on the election of directors, the 2012 Omnibus Incentive Plan, and the advisory vote on named executive officer compensation. For each of these matters, if you do not instruct your record holder how to vote, the record holder may not vote your shares. Shares not voted will be broker non-votes and will not be counted in determining the outcome of the vote for proposals 1, 2 and 3. Broker non-votes will have no impact on the outcome of these proposals. We urge you to give your record holder voting instructions on each proposal being presented at the annual meeting.

Information not incorporated into this proxy statement.

The information on our website (www.aam.com) is not, and shall not be deemed to be, a part of this proxy statement nor, by reference or otherwise, incorporated into any other filings we make with the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board proposes that the four directors standing for re-election as Class I directors, David C. Dauch, Forest J. Farmer, Richard C. Lappin and Thomas K. Walker, be elected to the Board for terms expiring at the annual meeting in 2015.

The Board is divided into three classes. Directors serve for staggered three-year terms. Class I consists of five positions and Class II and Class III each consists of four positions. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company.

The Board unanimously approved the nominations of our Class I directors based on their outstanding achievements, special competencies and integrity. Each nominee brings a strong and unique background and set of skills to the Board. Collectively, the Board has high levels of competence and experience in a variety of areas, including manufacturing, engineering, finance, international business, management, restructuring, law, risk management, strategic business development and the global automotive industry. A summary of the principal occupation, professional background and specific qualifications and/or skills that qualify each nominee and returning director to serve on our Board is provided in the following pages of this proxy statement.

The Board unanimously recommends a vote FOR each of the nominees.

Nominees for Director

Class I — Directors to hold office until the 2015 Annual Meeting of

DAVID C. DAUCH

Age 47

David C. Dauch is President & Chief Operating Officer of AAM, a position he has held since June 2008. Previously, he served as Executive Vice President & COO. Mr. D.C. Dauch joined AAM in July 1995 and has served in positions of increasing responsibility. Prior to joining AAM, Mr. D.C. Dauch served in several positions at Collins & Aikman Products Company, where he received the President’s Award for leadership and innovation. Mr. D.C. Dauch also served on the Collins & Aikman Board of Directors from 2002 to 2007. Presently, he serves on the Boards of Directors of Business Leaders for Michigan, the Detroit Regional Chamber, the Great Lakes Council Boy Scouts of America and the Boys & Girls Club of Southeast Michigan. Mr. D.C. Dauch also serves on the Miami University Business Advisory Council. Mr. D.C. Dauch’s day to day leadership as President & COO provides him with intimate knowledge of and responsibility for developing and implementing the Company’s operating and strategic objectives. Mr. D.C. Dauch’s leadership of AAM’s global business and operations provides the Board with strategic vision and insight regarding AAM’s strategic plans for the future.

Director since 2009

FOREST J. FARMER

Age 71

Forest J. Farmer has served as Chairman of the Board, Chief Executive Officer & President of The Farmer Group, a holding company for three technology and manufacturing corporations, since 1998. Mr. Farmer serves on the Board of Directors of Saturn Electronics & Engineering, Inc., a global supplier of electronic components, engineering and other services to the automotive, appliance and communications industries. From 1997 to September 2011, Mr. Farmer was a member of the Board of Directors of The Lubrizol Corporation, serving on the Compensation Committee. In 1994, he retired from Chrysler Corporation after 26 years of service, which included six years as President of its Acustar automotive parts subsidiary. Through his senior management-level experience and his recent service on the Board and Compensation Committee of another public company, Mr. Farmer brings strong leadership skills, extensive U.S. automotive and manufacturing experience, and public company experience to our Board.

Director since 1999

RICHARD C. LAPPIN

Age 67

Richard C. Lappin is Executive Chairman of VOKAL Interactive, a maker of mobile applications for business. From 2007 to 2010, he served as Chairman of the Board & Chief Executive Officer of Clear Sky Power, an alternative energy company. Mr. Lappin retired in 2004 as Chairman of the Board of Haynes International, Inc. Previously, Mr. Lappin served as Senior Managing Director of The Blackstone Group L.P., where he was a member of the Private Equity Group from 1998 to 2002. He also helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. From 1989 to 1998, Mr. Lappin served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President & Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation. Mr. Lappin’s experience as a CEO and his financial expertise provides the Board with an important perspective in the areas of business strategy and organizational development, as well as sound investment criteria, capital structure and liquidity position.

Director since 1999

THOMAS K. WALKER

Age 71

Thomas K. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Previously, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors Corporation, where he began his 49-year career in the automotive industry. Mr. Walker serves on the National Advisory Board for Michigan Technological University. Mr. Walker’s business acumen and extensive leadership experience in the automotive industry enables him to provide our Board with expertise related to engineering, manufacturing operations and strategic business development. Mr. Walker’s service on all Board committees makes him an effective lead independent director for the Board.

Director since 1999

Returning Directors

Class II — Director to hold office until the 2013 Annual Meeting of

SALVATORE J. BONANNO, SR.

Age 71

Salvatore J. Bonanno, Sr. served as Chairman and Chief Executive Officer of Bonanno Enterprises L.L.C. from 2000 until 2007. The company provided discretionary capital, interim or transition management, and executive consulting services for industrial operations. While serving as President and Chief Executive Officer of Xymox Technologies, Inc. from 2003 to 2011, Mr. Bonanno led the company’s successful restructuring efforts. Mr. Bonanno served as the Chairman and Chief Executive Officer of Grove Worldwide L.L.C., the President and Chief Operating Officer of Foamex International, and held many senior executive positions in his 30-year tenure with Chrysler Corporation. Mr. Bonanno currently serves on the Board of Directors of Waukesha Metal Products Company and has served on the boards of numerous manufacturing and engineering companies. Mr. Bonanno’s leadership experience in the international automotive industry and expertise in engineering and automotive technology is aligned with AAM’s strategic objectives and is important to the Board’s oversight of these areas.

Director since 2009

ELIZABETH A. CHAPPELL

Age 54

Elizabeth A. (Beth) Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Previously, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms. Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. From 1999 to 2009, Ms. Chappell served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including Brother Rice High School, Citizens Research Council, Detroit Regional Chamber, Airport Authority-Citizen’s Review Council, United Way Tocqueville Committee and Michigan Economic Development Corporation and has served on the Charter One Regional Advisory Board (Midwest) since 2001. Ms. Chappell is a former board member of the Karmanos Cancer Institute, Michigan Economic Growth Authority and Hospice of Michigan. Ms. Chappell’s demonstrated leadership skills, entrepreneurial business experience and service on various Boards of Directors enhance her contributions to the Board on matters of significance to AAM’s strategic business development.

Director since 2004

STEVEN B. HANTLER

Age 59

Mr. Hantler is Director of Policy Initiatives for The Marcus Family Office. In this capacity, he advises Home Depot co-founder, Bernie Marcus, in the areas of government affairs, legal and regulatory policy, national security, free enterprise and higher education. Previously, he had a 27-year career with Chrysler Corporation, where he held positions as Assistant General Counsel, Manufacturing Group Counsel, and Senior Trial Attorney. Prior to joining Chrysler, Mr. Hantler was engaged in private law practice. Mr. Hantler is a Senior Fellow at the Pacific Research Institute and a member of the Legal Policy Advisory Board of the Washington Legal Foundation. Previously, Mr. Hantler served as Chair of the State Government Leadership Foundation, which educates state leaders on public policy issues, Chair of the Advisory Board of the National Judicial College, and on the Board of Directors of the New York University Law School Center for Labor and Employment. Mr. Hantler’s leadership experience and expertise in law, public relations and government affairs provides the Board with knowledge and insight in these areas of importance to the Board’s oversight of AAM’s global business growth and strategic initiatives.

Director since October 2011

JOHN F. SMITH

Age 61

Mr. Smith is a principal of Eagle Advisors LLC, a consulting firm in Bloomfield Hills, Michigan that specializes in strategy, product and brand development, lean operations and restructuring. Mr. Smith is also the Chief Operating Officer of Global Fuelbox, LLC, an energy technology start-up company based in California. From 2000 to 2010, Mr. Smith served in positions of increasing responsibility with General Motors Corporation in marketing, product planning and corporate strategy, most recently as Group Vice President, Corporate Planning and Alliances. During his 42-year career in the automotive industry, Mr. Smith also served as General Manager of Cadillac Motor Car, President of Allison Transmission, and Vice President, Planning at General Motors International Operations in Zurich, Switzerland. Mr. Smith serves on the boards of several nonprofit organizations, including the National Executive Board of Boy Scouts of America. Mr. Smith’s extensive experience in manufacturing, finance, business development, international operations, sales and marketing, product development, and mergers and acquisitions is aligned with AAM’s key business objectives, including continued global business growth and diversification.

Director since October 2011

DR. HENRY T. YANG

Age 71

Dr. Henry T. Yang is the Chancellor at the University of California, Santa Barbara, where he also serves as professor of mechanical engineering. Formerly the Dean of Engineering and Neil Armstrong Distinguished Professor in Aerospace Engineering at Purdue University, Dr. Yang is a nationally recognized expert in automotive and aerospace engineering. He holds a Ph.D. degree in engineering from Cornell University as well as seven honorary doctorates and is a member of the National Academy of Engineering. He is a member of the Selection Committee of the President’s National Medal of Science, Chairman of the Association of Pacific Rim Universities, Chairman of the Board of Thirty Meter Telescope, and a director of the Board of Kavli Foundation. Dr. Yang’s distinguished academic career and extensive knowledge and leadership in advanced technology provides the Board with a valuable perspective relative to AAM’s global business growth. Dr. Yang’s in-depth knowledge and expertise in engineering, science and technology and his leadership as Chairman of the Technology Committee provide the Board with a valued resource related to the Company’s advancements in technology.

Director since 2004

Class III — Director to hold office until the 2014 Annual Meeting of

RICHARD E. DAUCH

Age 69

Richard E. Dauch is Co-Founder, Chairman of the Board & Chief Executive Officer of AAM, and is also Chairman of the Executive Committee of the Board. He has been Chief Executive Officer and a member of the Board since AAM began operations in March 1994. In October 1997, he was named Chairman of the Board of Directors. He was also President of AAM from March 1994 through December 2000. Prior to March 1994, he spent 12 years at Chrysler Corporation, where he established the just-in-time materials management system and the three-shift manufacturing vehicle assembly process. He is a retired officer from the Chrysler Corporation. Mr. Dauch’s last position at Chrysler, in 1991, was Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as Group Vice President of Volkswagen of America, where he established the manufacturing facilities and organization for the successful launch of the first major automotive transplant in the United States. Mr. Dauch has more than 47 years of experience in the automotive industry. Mr. Dauch was the 2006 recipient of the Shien-Ming Wu Foundation Manufacturing Leadership Award. In 2005, he received the CEO Legend Award from Automation Alley. In 2003, he received the Harvard Business School of Michigan Business Statesman Award, the Ernst & Young Entrepreneur of the Year Award, and the Northwood University Outstanding Business Leader Award. In 1999, he was named the Michiganian of the Year by The Detroit News and he was named the 1997 Manufacturer of the Year by the Michigan Manufacturers’ Association. In 1996, he was named Worldwide Automotive Industry Leader of the Year by the Automotive Hall of Fame. Mr. Dauch currently serves on the Board of Directors of the National Association of Manufacturers (N.A.M.), where he previously served as Chairman. He has lectured extensively on the subject of manufacturing and authored the book, Passion for Manufacturing, which is distributed in colleges and universities globally and in several languages. The Board considers Mr. Dauch’s continuing leadership and the services he provides to AAM as critical to the achievement of the Company’s strategic goals. Mr. Dauch’s leadership and extensive expertise in the global automotive industry and manufacturing operations address the Company’s need to maintain and reinforce AAM’s unique operating culture as AAM expands internationally.

Director since 1994

JAMES A. McCASLIN

Age 63

Mr. McCaslin retired from Harley Davidson, Inc. in April 2010. Mr. McCaslin joined Harley Davidson in 1992 and held various senior executive leadership positions, including President and Chief Operating Officer of Harley-Davidson Motor Company, from 2001 to 2009. From 1989 to 1992, he held manufacturing and engineering positions with JI Case, a manufacturer of agricultural equipment. Previously, he held executive positions in manufacturing and quality with Chrysler Corporation, Volkswagen of America and General Motors Corporation, where he began his 40-year career in manufacturing. From 2003 to 2006, he served on the Board of Directors of Maytag Corporation. Mr. McCaslin has served on a number of civic boards, including Boys and Girls Clubs of Greater Milwaukee, Manufacturing Skill Standards Council and Kettering University. Mr. McCaslin’s extensive operational expertise and experience in multiple manufacturing industries in the original equipment and aftermarket product markets provides the Board with a valued resource in geographic and product diversification, one of AAM’s key strategic objectives.

Director since February 2011

WILLIAM P. MILLER II, CFA

Age 56

Mr. Miller, Chartered Financial Analyst, is the Senior Managing Director & Chief Financial Officer of Financial Markets International, Inc., an international law and economics consulting firm. Since 2003, Mr. Miller has been a member of the Board of Directors of the Chicago Mercantile Exchange, serving on the Audit Committee, Finance Committee and Market Regulation Oversight Committee. Since June 2011, Mr. Miller has served on the Board of Directors of the Dubai Mercantile Exchange, serving on the Compensation Committee and the Compliance Committee. From 2005 to 2011, he was employed by the Ohio Public Employees Retirement System, where he served as Deputy Chief Investment Officer. Previously, he served as Senior Risk Manager for the Abu Dhabi Investment Authority and as an Independent Risk Oversight Officer and Chief Compliance Officer for Commonfund Group, an investment management firm for educational institutions. Mr. Miller also served as Director, Trading Operations and Asset Mix Management, with General Motors Investment Management Corp. and as a financial analyst with the U.S. Department of Transportation. Mr. Miller also was a member of the Public Company Accounting Oversight Board’s Standing Advisory Group and a member of the Board of Directors of the Dubai International Financial Exchange. Mr. Miller’s expertise in finance, investments, risk management, compliance, international business, audit and accounting provides the Board with valuable guidance in assessing and managing risks and in fulfilling the Board’s financial oversight role.

Director since 2005

LARRY K. SWITZER

Age 68

Larry K. Switzer retired as Chief Executive Officer of DANKA PLC, London, England, a global independent distributor of office equipment, in 2000. From 1994 to 1998, Mr. Switzer was Senior Executive Vice President and Chief Financial Officer of Fruit of the Loom, Inc. Previously, he served as Executive Vice President and Chief Financial Officer for Alco Standard Corporation and, from 1989 to 1992, Senior Vice President and Chief Financial Officer for S.C. Johnson & Son, Inc. Mr. Switzer has also held senior executive positions at Bendix Corp., White Motor Corp. and Gencorp. As a former chief financial officer, Mr. Switzer serves as a valued resource to the Board in finance, accounting and tax matters and provides significant expertise and perspective in the Board’s oversight of the Company’s capital structure, liquidity needs and strategic business development.

Director since 2005

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the NYSE listing standards. AAM’s Corporate Governance Guidelines are available on our website at http://investor.aam.com/phoenix.zhtml?c=63076&p=irol-govhighlights.

Director Independence

AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board and each member of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meet the independence criteria of the NYSE listing standards. In addition, the Board has established Director Independence Guidelines to assist in determining the independence of our directors for purposes of the NYSE independence standards. The Director Independence Guidelines are included in AAM’s Corporate Governance Guidelines, which are available on our website at http://investor.aam.com/phoenix.zhtml?c=63076&p=irol-govhighlights.

The Board reviews and determines, on the recommendation of the Nominating/Corporate Governance Committee, whether any director has a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. When assessing materiality, the Board considers relevant facts and circumstances of which it is aware. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company.

The Board has affirmatively determined that the following eleven directors are independent: Salvatore J. Bonanno, Sr., Elizabeth A. Chappell, Forest J. Farmer, Steven B. Hantler, Richard C. Lappin, James A. McCaslin, William P. Miller II, John F. Smith, Larry K. Switzer, Thomas K. Walker and Dr. Henry T. Yang. Richard E. Dauch, Co-Founder, Chairman of the Board & CEO, and David C. Dauch, President & COO, are not independent due to their employment with AAM. Mr. D.C. Dauch is the son of Mr. R.E. Dauch.

In making these director independence determinations, the Board considered certain business relationships that were found to be immaterial under applicable independence standards. Mr. Bonanno serves on the Board of and has a minority interest in a supplier that receives payments for sales made to AAM. Ms. Chappell is an officer of a non-profit organization that receives sponsorship fees from AAM. Prior to his election to AAM’s Board, Mr. McCaslin was an officer of Harley-Davidson, Inc., an AAM customer. He retired from Harley-Davidson in April 2010.

Each of these relationships arose in the ordinary course of business and existed before Mr. Bonanno, Ms. Chappell and Mr. McCaslin joined the Board. The annual amounts paid or received by AAM in connection with these relationships were below the threshold amount established under the NYSE independence standards and our Director Independence Guidelines. The applicable threshold is the greater of two percent of the annual gross revenues of the outside entity or $1 million. In addition, a product engineer hired by AAM in June 2011 is the daughter-in-law of Mr. Bonanno. Compensation for this position is market competitive and, for 2011, was below the $120,000 threshold under the applicable NYSE independence standard and our Director Independence Guidelines. The Board determined that each relationship described above is immaterial and does not impair the independence of these directors.

Board Leadership Structure

The Board believes that as AAM’s co-founder, Richard E. Dauch, is uniquely qualified to serve as Chairman of the Board while holding the position of CEO. Mr. R.E. Dauch has been CEO since he co-founded AAM in 1994 and has served as Chairman since 1997. The Board benefits from this structure through Mr. R.E. Dauch’s contributions as a strong leader with extensive knowledge of the global automotive industry and a unique commitment to the success of the Company he co-founded.

This Board leadership structure is further enhanced by independent director oversight. The Board is comprised of 11 independent directors, including a lead director. Independent directors and management have different perspectives and roles in strategy development. One of the key responsibilities of the Board is to develop strategic direction while holding management accountable for execution of its business plans. Our leadership structure provides the appropriate balance necessary to accomplish this objective and is the most effective leadership structure for the Board at this time.

The Board recognizes that no single leadership model is appropriate for a Board at all times. Accordingly, the Board may consider a different leadership structure, including a separation of the roles of CEO and Chairman, as appropriate, as the Company’s business and leadership continue to evolve.

Lead Director and Executive Sessions

Thomas K. Walker was selected by the Board to serve as the lead director for all meetings of non-management directors held in executive session. Mr. Walker is an independent director and serves on every Board committee. The lead director’s responsibilities include presiding at executive sessions of the Board’s non-management directors and acting as a liaison between the Chairman and the independent directors.

Non-management directors, all of whom are independent, meet in executive session without AAM management present at the end of each scheduled Board meeting.

Board Oversight of Risk

The Board as a whole and also at the committee level oversees management of the Company’s risks. The Board regularly reviews information provided by senior management regarding the Company’s strategic, operational, financial and compliance risks. In addition, the chairs of the Audit, Compensation, Nominating/Corporate Governance and Technology Committees regularly report to the Board on the activities of their respective Committees, including matters related to risk.

The Audit Committee oversees management of financial risks and receives an annual report from management on the Company’s overall risk management structure and process. The Nominating/Corporate Governance Committee manages risks associated with corporate governance and management succession planning. The Compensation Committee oversees risks related to AAM’s compensation programs. The Technology Committee oversees risks related to AAM’s product, process and systems technology. Additional review or reporting of specific risks is conducted as necessary or as requested by the Board or a Committee.

Stockholder Communication with the Board

Stockholders or other interested parties may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com.

The Board has instructed the Secretary to review all such communications and to exercise his discretion not to forward correspondence to the Board that is inappropriate, such as advertising and business solicitations, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any communication received by the Secretary on behalf of the Board.

Code of Business Conduct

AAM has adopted a Code of Business Conduct that is designed to assist all AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. AAM has also adopted a Code of Ethics for our CEO, COO, CAO, CFO and other Senior Financial Officers (Code of Ethics). The Board annually reviews the Code of Business Conduct and updates the Code as appropriate. AAM’s Code of Business Conduct and Code of Ethics are available on our website at http://investor.aam.com/phoenix.zhtml?c=63076&p=irol-govhighlights. A written copy also may be obtained by any stockholder without charge upon request to the AAM Investor

Relations Department by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by email at investorrelations@aam.com.

Related Person Transactions Policy

The Board has adopted a policy and procedure for the review, approval and ratification of transactions involving AAM and “related persons” as defined in the policy. This policy supplements AAM’s other conflict of interest policies as set forth in AAM’s Code of Business Conduct. The Board has delegated to the Audit Committee the responsibility for reviewing, approving and ratifying all related person transactions in accordance with the policy.

For purposes of this policy, a related person transaction includes any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which:

•	AAM is or is expected to be a participant;
•	the amount involved exceeds $120,000; and
•	a related person has or will have a direct or indirect material interest.

However, a transaction between AAM and a related person is not subject to this policy if the transaction:

•	is available to all employees generally;
•	involves less than $5,000 when aggregated with all similar transactions; or
•	involves compensation of an executive officer that is approved by the Compensation Committee.

A related person includes directors and executive officers and their immediate family members, owning more than five percent of the Company’s outstanding common stock as of the last completed fiscal year, and any entity owned or controlled by any one of these persons.

A related person transaction meeting the above criteria will be permitted only if the transaction is approved by the Audit Committee and is on terms comparable to those available to unrelated third parties. Any related person transaction involving a member of the Audit Committee must be presented to disinterested members of the full Board for review.

In considering a transaction, the Audit Committee and/or the Board may consider the following factors, as applicable:

•	the Company’s business reasons for entering into the transaction;
•	the alternatives to entering into a related person transaction;
•	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflict;
•	the extent of the related person’s interest in the transaction; and
•	whether the transaction is in the best interests of AAM.

Every director and executive officer is required to report any existing or contemplated related person transaction to AAM’s Executive Director, Administration & Legal, who also serves as the Company’s Secretary. In addition, AAM’s directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. The Company did not engage in any reportable related person transactions during fiscal year 2011. As of the date of this proxy statement, no reportable related person transaction has been brought to the attention of the Secretary, the Audit Committee or the Board.

Board Committee Composition

Directors are expected to attend all Board meetings, meetings of the committees on which they serve and stockholder meetings. During 2011, all directors attended 100 percent of the meetings of the

Board and the committees on which they served, with the exception of one director who attended all but one of the committee meetings on which he serves. Nine of the eleven members of the Board at the time attended the 2011 annual meeting of stockholders.

The Board held four regularly scheduled meetings and two special meetings during 2011. The following table shows the membership of the Board’s committees during 2011 and the number of committee meetings held during 2011.

COMMITTEE MEMBERSHIP IN 2011

Name of Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee	Technology Committee
Richard E. Dauch				Chairman
Salvatore J. Bonanno, Sr.					X
Elizabeth A. Chappell		X
David C. Dauch
Forest J. Farmer		Chairman	X	X
Steven B. Hantler(1)		X
Richard C. Lappin			X		X
James A. McCaslin(2)					X
William P. Miller II	Chairman				X
John F. Smith(3)	X
Larry K. Switzer	X	X
Thomas K. Walker	X	X	Chairman	X	X
Dr. Henry T. Yang					Chairman
No. of Meetings in 2011	4	8	4	1	4

(1)	Mr. Hantler was appointed to the Compensation Committee effective December 22, 2011.

(2)	Mr. McCaslin joined the Board and was appointed to the Technology Committee effective February 8, 2011.

(3)	Mr. Smith was appointed to the Audit Committee effective February 1, 2012.

Audit Committee

The Audit Committee provides assistance to the Board with respect to: the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors. The Audit Committee operates under a written charter that is available on AAM’s website at http://investor.aam.com/phoenix.zhtml?c=63076&p=irol-govhighlights.

The Board has determined that each Audit Committee member is independent, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is financially literate under applicable NYSE listing standards. The Audit Committee has determined that Mr. Miller, Mr. Smith and Mr. Switzer qualify as audit committee financial experts as defined by SEC rules.

Compensation Committee

The Compensation Committee is responsible for the following:

•	Establishing and reviewing AAM’s compensation philosophy and programs with respect to our executive officers;
•	Approving executive officer compensation with a view to support AAM’s business strategies and objectives;
•

Approving corporate goals and objectives for executive officer compensation and evaluating executive officer performance in light of these criteria, in consultation with the CEO (in the case of our other executive officers) and with input from other independent directors (in the case of the CEO);

•	Recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans and certain other compensation matters;
•	Overseeing management’s risk assessment of the Company’s policies and practices regarding its compensation programs for executive officers and other associates;
•	Overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement; and
•	Producing the Compensation Committee Report for inclusion in our annual proxy statement.

The Compensation Committee operates under a written charter that is available on our website at http://investor.aam.com/phoenix.zhtml?c=63076&p=irol-govhighlights. In accordance with our Corporate Governance Guidelines, the Compensation Committee is also responsible for recommending non-employee director compensation and benefits for approval by the Board.

Each member of the Compensation Committee is independent, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Risk Assessment of Compensation Policies and Practices

In 2011, AAM management conducted a risk assessment of the Company’s compensation policies and practices relating to AAM’s compensation programs for executive officers and other associates on a global basis. The process used by management to conduct the risk assessment was approved by the Compensation Committee. The risk assessment considered, among other things, AAM’s annual and long-term incentive programs and pay mix, performance measures used to calculate payouts, and pay philosophy and governance. Based on this risk assessment and other factors, management concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee agreed with management’s conclusion.

Role of Management in Compensation Decisions

The Compensation Committee is responsible for making compensation decisions relative to executive officers. However, in making its decisions, the Compensation Committee seeks and considers input from senior management. Since management has direct involvement with and an in-depth knowledge of the business strategy, goals and performance of the Company, certain executive officers play an important role in the executive compensation decision-making process. Senior management participates in the Compensation Committee’s activities in the following specific respects:

•

The CEO reports to the Compensation Committee with respect to his evaluation of the performance of the Company’s executive officers, including the other named executive officers (NEOs). Together with the President & COO and the head of the Human Resources department, the CEO makes compensation recommendations for these individuals, including base salary levels and the amount and mix of incentive awards.

•	The CEO, the President & COO, the CFO and the head of the Human Resources department-develop and recommend performance objectives and targets for AAM’s incentive compensa-

tion programs. The Human Resources Department also assists the Chairman of the Compensation Committee in developing meeting agendas and manages the preparation and distribution of pre-meeting informational materials on the matters to be considered.

•

The CEO, the President & COO, the CFO and the head of the Human Resources department regularly attend Compensation Committee meetings. Management generally does not attend the executive session of the Compensation Committee. However, there are times when the Compensation Committee requests that certain members of management, including the CEO, the President & COO and the Human Resources department head, be present for all or a portion of an executive session.

•

The CEO, President & COO, the CFO and the head of the Human Resources department recommend long-term incentive grants for executive officers, other than the CEO, for approval by the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant. Meridian provides independent advice and ongoing recommendations on compensation matters related to the CEO, other executive officers and non-employee directors, including:

•	Provide independent input for the Compensation Committee’s decision-making with respect to executive compensation;
•	Provide independent input related to non-employee director compensation;
•	Prepare competitive market data, including current compensation trends, as a reference for the Compensation Committee to consider in evaluating compensation for executive officers.

In the course of fulfilling its responsibilities, Meridian may communicate directly with the Chairman of the Compensation Committee. Meridian also meets with management to gather information, prepare materials, and review proposals to be made to the Compensation Committee. Meridian provides no other services to the Company other than advice with respect to director and executive officer compensation.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s primary responsibilities are to:

•	Identify qualified individuals to serve on the Board and committees;
•	Review our Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and
•	Oversee and approve the process for succession planning for the CEO and other executive officers.

The Nominating/Corporate Governance Committee operates under a written charter that is available on our website at http://investor.aam.com/phoenix.zhtml?c=63076&p=irol-govhighlights. Each member of the Nominating/Corporate Governance Committee is independent and is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

Selection Process for Director Nominees.    In consultation with the Chairman of the Board, the Nominating/Corporate Governance Committee identifies, evaluates and recommends potential candidates for membership on the Board. The Nominating/Corporate Governance Committee conducts necessary and appropriate inquiries into the backgrounds and qualifications of the candidates and considers questions of independence and possible conflicts of interest. Based on the Nominating/Corporate Governance Committee’s evaluation, candidates who meet the Board’s criteria may receive further consideration, which may include interviews with the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee then submits its recommendations for nominees to the Board for approval. Pursuant to AAM’s bylaws, the Board may establish the size of the Board by resolution, provided there is a minimum of three members.

Before the Board nominates an incumbent director for re-election by our stockholders, the incumbent director is evaluated by the Nominating/Corporate Governance Committee and/or the Board. This evaluation is based on, among other things, each incumbent director’s meeting attendance record and contributions to the activities of the Board.

The Nominating/Corporate Governance Committee considers recommendations of potential candidates from members of our Board, our CEO and our stockholders. In 2011, Mr. R.E. Dauch referred returning Class II directors Steven B. Hantler and John F. Smith for consideration by the Nominating/Corporate Governance Committee and the Board for election by the Board as additional Class II directors. After consideration of each candidate’s qualifications and independence, the Nominating/Corporate Governance Committee recommended that the Board elect Mr. Hantler and Mr. Smith as additional Class II directors. Upon review, and based on the recommendation of the Nominating/Corporate Governance Committee, the Board elected Mr. Hantler and Mr. Smith, effective October 27, 2011, to serve as Class II directors for a term expiring on the date of the Company’s 2013 annual meeting of stockholders.

Director Qualifications.    AAM’s Corporate Governance Guidelines provide the qualifications for Board membership. Candidates for director nominees to the AAM Board are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Although specific qualifications may vary from time to time, desired qualities and characteristics include:

•	High ethical character and shared values with AAM;
•	Loyalty to AAM and concern for its success and welfare;
•	High-level leadership experience and achievement at a policy-making level in business or in educational or professional activities;
•	Knowledge of issues affecting AAM;
•	The ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;
•	Willingness to apply sound, independent business judgment;
•	Awareness of a director’s vital role in AAM’s good corporate citizenship and corporate image; and
•	Sufficient time and availability to effectively carry out a director’s duties.

The Board as a whole should reflect the appropriate balance of knowledge, experience, skills, expertise and diversity that, when taken together, will enhance the quality of the Board’s deliberations and decisions. Although the Board has no formal policy regarding diversity, the Board believes that diversity is an essential element of Board effectiveness. In this context, diversity is defined broadly to include differences in background, skills, education, experience, gender, race, national origin and culture.

For director candidates recommended by stockholders, the Nominating/Corporate Governance Committee follows the procedures described in Other Matters, Stockholder Proposals for 2013 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates recommended by stockholders using substantially the same criteria as it considers in evaluating director candidates recommended by our Board members or CEO.

Succession Planning.    The Nominating/Corporate Governance Committee is responsible for overseeing the Company’s succession planning process for the CEO and other executive officers as well as other key executive positions at AAM. In performing this role, the Nominating/Corporate Governance Committee monitors and approves management’s succession planning process and actions and, with respect to the CEO, makes recommendations to the full Board for approval. The Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for CEO succession. The Company’s long-term and ongoing succession planning program is designed to support effective senior leadership development and succession in a manner that positions AAM to achieve its strategic, operating and financial performance goals, and enhance stockholder value.

Executive Committee

The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis. Its members are identified in the Committee Membership in 2011 table.

Technology Committee

The Technology Committee oversees and provides advice to AAM regarding AAM’s product, process and systems technology. Its members are identified in the Committee Membership in 2011 table.

PROPOSAL 2 — APPROVAL OF AMERICAN AXLE & MANUFACTURING HOLDINGS, INC. 2012 OMNIBUS INCENTIVE PLAN

Background

Upon recommendation of the Compensation Committee, the Board has adopted the American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan (2012 Plan), subject to shareholder approval, which we are now seeking. The 2012 Plan is substantially similar in purpose and design to the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (1999 Plan), which was most recently approved by our shareholders at the 2004 annual meeting of stockholders.

The 1999 Plan expired in January 2009 and was the only plan under which the Company could grant stock options, stock appreciation rights (SARs), restricted stock or units, performance shares, and other share-based awards to non-employee directors and employees. The 1999 Plan has not been replaced. As of the record date, the Company has no shares available under any plan for future grants.

Given the expiration of the 1999 Plan and the absence of shares available for future grant, the Company is requesting approval of the 2012 Plan which will include additional shares reserved for issuance of equity incentive awards.

We use incentive awards to attract, motivate and retain leadership talent as well as to align our employees’ and non-employee directors’ interests with those of our shareholders. The Board and the Compensation Committee approved the proposed 2012 Plan on the belief that the shares authorized by the 2012 Plan will allow the Company to award the equity incentives important to our compensation program for the foreseeable future, while resulting in a reasonable amount of potential equity dilution.

Under New York Stock Exchange rules, the 2012 Plan will not be effective if our shareholders do not approve it. In the event our shareholders do not approve the proposed 2012 Plan, the Company will not have any shares available to offer equity incentives to attract and retain highly qualified employees and non-employee directors. In such event, we will be required to re-evaluate our compensation structure to ensure that it remains competitive. This evaluation may result in the modification of the amount and types of compensation payable to our employees and our non-employee directors.

Description of the 2012 Plan

The principal features of the 2012 Plan are described below. This description is subject to and qualified in its entirety by the full text of the 2012 Plan attached as Appendix A to this proxy statement.

Purpose and Eligibility

The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by employees as well as non-employee directors, and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of an outstanding management team and as Board members of the Company upon whose judgment, interest and performance are required for the successful and sustained operations of the Company.

All employees and non-employee directors of the Company and its subsidiaries and designated affiliates are eligible to participate in the 2012 Plan. The ability of such employees and non-employee directors to participate in the 2012 Plan is subject to the approval of the Compensation Committee. Approximately 125 employees and non-employee directors may be eligible to participate in the 2012 Plan. In addition, the Compensation Committee may select third-party service providers to the Company or any subsidiary to participate in the 2012 Plan.

Effective Date of the 2012 Plan

The 2012 Plan will become effective as of April 26, 2012, the date of our 2012 annual meeting, if it is approved by our shareholders at the annual meeting.

Termination Date of the 2012 Plan

The 2012 Plan terminates ten years from the effective date of the plan. The effective date will be the date on which the plan is approved by shareholders.

Administration of the 2012 Plan

The Compensation Committee will administer the 2012 Plan and will have the discretion to select the individuals who receive awards (Participants) and determine the form and terms of the awards, including any vesting, exercisability, payment or other restrictions. Subject to certain limitations, the Compensation Committee may delegate some or all of its authority to one or more administrators (e.g., one or more Compensation Committee members or one or more of our executive officers).

Limits on Awards

The 2012 Plan limits the grants of awards to a single Participant in any calendar year as follows:

•	the maximum aggregate number of shares that may be granted in the form of stock options and SARs is 2,000,000 shares;
•

the maximum aggregate payout at the end of an applicable performance period or vesting period with respect to awards of performance shares, performance units (settled in shares), restricted shares or restricted stock units (settled in shares) is 2,000,000 shares; and

•

The maximum aggregate amount that may be paid under an award of performance units (settled in cash), cash-based awards or any other award that is payable in cash, in each case that are performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), is $6,000,000, determined as of the date of payout.

Shares Available under the 2012 Plan

The total number of shares that will be reserved for issuance under the 2012 Plan is 5,000,000 shares of our authorized but unissued shares of common stock, subject to adjustment for share recycling. The number of shares available under the 2012 Plan will be equitably adjusted to reflect certain transactions, including, but not limited to, merger, consolidation, reorganization, recapitalization, separation, reclassification, stock dividend, stock split, reverse stock split, split up or spin-off.

Share Recycling Rules

The number of shares subject to any portion of an award granted under the 2012 Plan that is canceled or that expires without having been settled in shares, or that is settled through the delivery of consideration other than shares, will be available for new awards. If shares are tendered or withheld to pay the exercise price of a stock option award, to satisfy a tax withholding obligation, or as a result of the net settlement of an SAR, such tendered or withheld shares will be available for new awards under the 2012 Plan.

Types of Awards Allowed under the 2012 Plan

Form of Awards.    The 2012 Plan authorizes the following awards (“Awards”): (i) restricted stock or restricted stock units; (ii) performance shares; (iii) performance units; (iv) stock options; (v) SARs; (vi) cash-based awards; and (vii) other forms of equity-based or equity-related Awards which the Compensation Committee determines to be consistent with the purposes of the 2012 Plan.

Each grant of an Award will be evidenced by an Award agreement that will set forth the terms and conditions of the grant as determined in the sole discretion of the Compensation Committee. These terms and conditions may include, but are not limited to, restrictions on transferability and the continued employment of the grantee, performance or other conditions, if any, that must be satisfied before all or part of the applicable restrictions or vesting periods lapse, the applicable performance conditions, if any, the duration of the exercise period, if any, and the affect of terminations of employment and change in control. The terms and conditions need not be uniform among all grants of Awards, form of Awards or Participants.

Transferability.    Unless otherwise permitted by the Compensation Committee, no Award will be transferable other than by will or by the laws of descent and distribution. During the lifetime of a Participant, stock options and SARs will be exercisable only by the Participant.

Restricted Stock and Restricted Stock Units.

Restricted stock Awards are outstanding shares of common stock that the Compensation Committee may make subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances. A Participant granted restricted stock generally has most of the rights of a shareholder, including the right to receive dividends and the right to vote such shares.

Upon satisfaction of the terms and conditions of the Award, a restricted stock unit will be payable in common stock or in cash equal to the fair market value on the payment date of one share of common stock, as specified in the Award agreement. As a holder of restricted stock units, a Participant will have only the rights of a general unsecured creditor of the Company. A Participant will not be a shareholder with respect to the shares underlying restricted stock units unless and until the restricted stock units convert to shares of common stock. However, the Compensation Committee, in its discretion, may provide for the payment of dividend equivalents on the grant of restricted stock units.

Performance Shares and Performance Units.

Performance shares and performance units are Awards based upon the attainment of certain performance criteria over a performance period specified by the Compensation Committee at the time of grant. Each performance share shall have an initial value equal to one share of common stock. Each performance unit shall have an initial notional value equal to a dollar amount as established by the Compensation Committee, in its discretion. Performance shares and performance units may be settled in cash, in shares or a combination thereof. Performance shares and performance units may but are not required to comply with the requirements of Code Section 162(m). The Compensation Committee may elect to utilize performance measures that are not specified in the 2012 Plan with respect to performance shares and performance units not intended to comply with Code Section 162(m).

Stock Options and SARs.

General.    Stock options represent the right to purchase shares of common stock in the future at a specified exercise price set by the Compensation Committee. Stock options may be either nonqualified stock options or incentive stock options (ISOs) granted pursuant to Code Section 422. Upon satisfaction of the conditions to exercisability, a Participant may exercise a stock option and receive the number of shares of common stock in respect of which the stock option is exercised. Upon satisfaction of the conditions to payment, each SAR will entitle a Participant to an amount, if any, equal to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the SAR exercise price. At the discretion of the Compensation Committee, SARs may be payable in common stock, cash or a combination thereof.

Exercise Price.    The exercise price of stock options and SARs awarded under the Plan may not be less than 100% of the fair market value of one share of common stock on the grant date. The exercise price of a stock option may be paid in cash, by tendering previously acquired shares, by a cashless (broker assisted) exercise, through net share settlement involving the withholding of shares subject to the stock option or any other method approved by the Compensation Committee.

Maximum Term of Stock Options and SARs.    No stock option or SAR may have an expiration date that is later than the tenth anniversary of the Award date. No ISO granted to a Participant who owns more than 10% of our stock may have an expiration date that is later than the fifth anniversary of the grant date.

Other Stock-Based and Cash-Based Awards.

The Compensation Committee may grant other forms of cash-based and stock-based Awards not specifically described in the 2012 Plan including, but not limited to, unrestricted shares, deferred shares and deferred share units.

162(m) Performance-Based Compensation

The Compensation Committee may designate any Award (other than an Option or SAR) as performance-based compensation upon grant, in each case based upon a determination that (i) the Participant is or may be a covered employee, within the meaning of Code Section 162(m), with respect to such Award, and (ii) the Committee wishes such Award to qualify for exemption from the limitation on deductibility under Code Section 162(m)(4)(c). The Compensation Committee shall have the sole authority to specify which Awards are to be granted in compliance with Code Section 162(m) and treated as performance-based compensation.

For each grant of an Award designated as performance-based compensation, the Compensation Committee will establish the terms and conditions of the grant in accordance with the requirements of Code Section 162(m), including, but not limited to, the size of the Award, performance measures and related performance goals, the performance period over which performance goals must be achieved, payout levels based on achieved goals, form and timing and payout, and the impact of a termination of employment and change in control. At the end of the performance period, the Compensation Committee will determine the degree of achievement of the performance goals that will determine the payout. No Award of performance-based compensation will be earned, vested or paid until the Compensation Committee certifies the attainment of the pre-established performance goals. The Compensation Committee may set performance goals using any combination of the following performance measures that are set forth in the 2012 Plan:

(a)	Book value or earnings per share;
(b)	Cash flow, free cash flow or operating cash flow;
(c)	Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization;
(d)	Expenses/costs;
(e)	Gross, net or pre-tax income (aggregate or on a per share basis);
(f)	Net income as a percentage of sales;
(g)	Gross or net operating margins or income, including operating income;
(h)	Gross or net sales or revenues;
(i)	Gross profit or gross margin;
(j)	Improvements in capital structure, cost of capital or debt reduction;
(k)	Market share or market share penetration;
(l)	Growth in managed assets;
(m)	Reduction of losses, loss ratios and expense ratios;
(n)	Asset turns, inventory turns or fixed asset turns;
(o)	Operational performance measures;
(p)	Profitability ratios (pre or post tax);
(q)	Profitability of an identifiable business unit or product;
(r)	Return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment, economic value added or similar metric);
(s)	Share price (including growth or appreciation in share price and total shareholder return);
(t)	Strategic business objectives (including objective project milestones);

(u)	Transactions relating to acquisitions or divestitures; or
(v)	Working capital.

Any performance measure(s) may, as the Compensation Committee in its sole discretion deems appropriate, (i) relate to the performance of the Company or any subsidiary as a whole or any business unit or division of the Company or any subsidiary or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the performance measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other performance measures, or (v) any combination of the foregoing. The Compensation Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the performance measures specified above.

The Performance Measures shall be determined in accordance with generally accepted accounting principles consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The Compensation Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses, and (g) gains and losses that are treated as extraordinary items under Financial Accounting Standard No. 145 (Accounting Standards Codification 225).

Types of Awards Allowed for Non-employee Directors under the 2012 Plan

Our non-employee directors generally may receive Awards under the 2012 Plan similar to those granted to other Participants. The Board may provide that all or a portion of a non-employee director’s annual retainer and/or retainer fees or other Awards or compensation be payable in non-qualified stock options, restricted shares and restricted stock units, either automatically or at the choice of the non-employee directors. The Board will determine the terms and conditions of any such Awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board . Non-employee directors are also eligible to receive other Awards pursuant to the terms of the 2012 Plan, including options and SARs, restricted shares and restricted stock units and deferred stock units, upon such terms as the Board may determine. With respect to Awards made to non-employee directors, the 2012 Plan will be administered by our Board.

Amendment of the 2012 Plan

Our Board may amend the 2012 Plan and any Award made under the Plan at any time for any reason or no reason, except that our Board must obtain shareholder approval if shareholder approval is required in order to comply with the listing or other requirements of any securities exchange on which shares of the Company are listed or are desired to be listed or to comply with applicable U.S. or state laws, or regulations and the law of any foreign country or jurisdiction where Awards are granted under the 2012 Plan.

Treatment of Awards under the 2012 Plan in the Event of a Change in Control of Company

Unless otherwise determined by our Board or the Compensation Committee prior to the change in control and specified in applicable Award agreements, in the event of a change in control of the Company, the Compensation Committee shall have full authority to determine the effect, if any, of a change in control of the Company or any subsidiary on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award agreement or determined at a subsequent time. The Board or the Compensation Committee shall take any actions as it may consider appropriate, including, without limitation:

(i) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award or that an Award will terminate or expire unless exercised or settled in full on or before a date fixed by the Compensation Committee;

(ii) making adjustments to the outstanding Awards that the Compensation Committee deems appropriate to reflect the change in control;

(iii) causing the outstanding Awards to be assumed, or new rights substituted, by the surviving corporation upon the change in control; or

(iv) permit or require Participants to surrender outstanding stock options and SARs in exchange for a cash payment equal to the difference, if any, between the highest price paid for a share in the change in control transaction and the exercise price of the Award (without out-of-the-money options being cancelled for no consideration).

Treatment of Awards upon a Participant’s Termination of Employment

The Compensation Committee will determine at or after the time of grant, the terms and conditions that apply to any Award upon a Participant’s termination of employment with the Company and its subsidiaries. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination, the Compensation Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award.

Federal Tax Consequences of the Awards Granted under the 2012 Plan

The following is a brief summary of the United States federal income tax consequences related to Awards granted under the 2012 Plan:

Restricted Stock Units.    A Participant who receives restricted stock units will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock, or cash, distributed at the time of settlement of the stock units and a corresponding deduction will be allowable to the Company at that time (subject to Code Section 162(m)). If settled in shares, the Participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the Participant will realize long-term or short-term capital gain or loss.

Restricted Stock.    A Participant who is awarded restricted stock will not be taxed at the time an Award is granted unless the Participant makes the special election with the Internal Revenue Service pursuant to Code Section 83(b), as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the shares comprising the Award, the Participant will be taxed at ordinary income tax rates on the then fair market value of the shares. The Company is required to withhold tax on the amount of income so recognized, and a deduction corresponding to the amount of income recognized will be allowable to the Company (subject to Code Section 162(m)). The Participant’s tax basis in the shares will be equal to the ordinary income recognized. Upon subsequent disposition of the shares, the Participant will realize long-term or short-term capital gain or loss.

Pursuant to Section 83(b) of the Code, the Participant may elect within 30 days of receipt of the Award to be taxed at ordinary income tax rates on the fair market value of the shares comprising such Award at the time of Award (determined without regard to any restrictions which may lapse) less any amount paid for the shares. In that case, the Participant will acquire a tax basis in the shares equal to the ordinary income recognized by the Participant at the time of Award. No tax will be payable upon the lapse or release of the restrictions or at the time the shares first become transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of shares of common stock with respect to which a Participant previously made a Section 83(b) election, the Participant will generally not be entitled to a loss deduction.

Nonqualified Stock Options.    The grant of a nonqualified stock option will not result in the recognition of taxable income by the Participant or in a deduction to the Company. Upon exercise, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price, and a tax deduction is allowable to the Company equal to the amount of such income (subject to Code Section 162(m)). Gain or loss upon a subsequent sale of any shares received upon the exercise of a nonqualified stock option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the Participant.

ISOs.    Upon the grant or exercise of an ISO within the meaning of Code Section 422, no income will be realized by the Participant for federal income tax purposes and the Company will not be entitled to any deduction. However, the excess of the fair market value of the shares of common stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares are not disposed of within the one-year period beginning on the date of the transfer of such shares to the Participant or within the two-year period beginning on the date of grant of the stock option, any profit realized by the Participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to the Company. If the shares are disposed of within the one-year period from the date of transfer of such shares to the Participant or within the two-year period from the date of grant of the stock option, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income to the Participant at the time of disposition, and a corresponding deduction will be allowable to the Company. Certain additional rules apply if the exercise price for a stock option is paid in shares previously owned by the Participant.

SARs.    The grant of SARs will not result in the recognition of taxable income by the Participant or in a deduction to the Company. Upon exercise, a Participant will recognize ordinary income in an amount equal to the then fair market value of the shares of common stock or cash distributed to the Participant. The Company is entitled to a tax deduction equal to the amount of such income (subject to Code Section 162(m)). Gain or loss upon a subsequent sale of any shares received upon the exercise of SARs generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold).

Code Section162(m) generally disallows a public company from taking a tax deduction for compensation paid in excess of $1,000,000 in any tax year to its chief executive officer and three most highly compensated executive officers other than the chief financial officer. However, compensation that qualifies as performance-based compensation is excluded from this $1,000,000 deduction limit and therefore remains fully deductible by the company. The Company generally intends that Awards under the 2012 Plan qualify as performance-based compensation so that these Awards will not be subject to the Code Section 162(m) deduction limit. However, if the Compensation Committee determines that it is in the Company’s best interest, compensation that is not deductible under Section 162(m) may be paid to a Participant in the Compensation Committee’s sole discretion.

The foregoing discussion is general in nature and is not intended to be a complete description of the United States federal income tax consequences of the 2012 Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2012 Plan are urged to consult a tax advisor as to the tax consequences of participation.

2012 Long-Term Incentive Awards

The Board and the Compensation Committee each has discretionary authority to approve Awards under the 2012 Plan. For this reason, the benefits that will be received by or allocated to any person or group of persons under the 2012 Plan in future periods are not presently determinable. The employment agreement between the Company and our CEO, Mr. R.E. Dauch, entitles him to a long-term incentive award of 150,000 stock options and a number of restricted shares of an equivalent value to the stock option grant. In addition, the Compensation Committee has approved long-term incentive award targets for executive officers (other than the CEO). These long-term incentive awards may be in the form of cash or equity, or a combination of the two. If the 2012 Plan is not approved, the awards will be in the form of cash. There can be no assurance that these awards are indicative of grants that may be made in the future.

Name and Position	Target Dollar Amount of Long-Term Incentive
Richard E. Dauch	(1)
Co-Founder, Chairman & Chief Executive Officer
Michael K. Simonte	$633,480
Executive Vice President & Chief Financial Officer
David C. Dauch	$1,458,000
President & Chief Operating Officer
John J. Bellanti	$582,840
Executive Vice President, Worldwide Operations
Norman Willemse	$248,480
Vice President, Metal Formed Product Business Unit
Executive Group	$2,576,320
Non-Employee Director Group	$880,000
Non-Executive Employees	(2)

(1)	The amount of the award to the CEO will be determined on the date of grant.

(2)	In 2012, non-executive employees are not eligible for equity awards under the 2012 Plan.

Equity Compensation Plan Information as of March 15, 2012

The following table provides information as of March 15, 2012 regarding the number of outstanding stock options, restricted stock and restricted stock units previously issued under our 1999 Plan. This table does not reflect the additional shares proposed to be added pursuant to the adoption of the 2012 Plan.

	A	B	C	D
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders	3,114,393	$28.09	2.4	—
Equity Compensation Plans Not Approved by Shareholders	—	—	—	—
Total	3,114,393	$28.09	2.4	—

(1)	Includes 3,039,393 stock options and 75,000 outstanding full value restricted stock and restricted stock unit awards.

(2)	Represents the weighted average exercise price of outstanding stock options. Does not include full value restricted stock and restricted stock unit awards which do not have an exercise price.

(3)	Represents the weighted average remaining term of outstanding stock options.

Recent Closing Price of the Company’s Common Stock

The closing price of our common stock reported on the New York Stock Exchange on March 1, 2012, the record date for the annual meeting, was $11.85 per share.

Required Vote for Approval of the 2012 Plan

The Company’s by-laws, Code Section 162(m) and the listing requirements of the NYSE provide that this proposal must be approved by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. The form of proxy provides a means for shareholders to vote “For,” “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the annual meeting will be voted as specified therein.

The description of the 2012 Plan in this document is only a summary. We encourage you to read the entire 2012 Plan to understand all of its terms. A copy of the 2012 Plan has been provided as Appendix A to this proxy statement. In addition, we will send to you, without charge, a copy of the 2012 Plan upon your request. You may send your request to: Investor Relations, American Axle & Manufacturing Holdings, Inc., One Dauch Drive, Detroit, Michigan 48211-1198.

Board Recommendation

The Board unanimously recommends a vote “FOR” the proposal to approve the American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

In 2011, we continued to make significant progress in achieving AAM’s long-term strategic objectives to build value for all key stakeholders. AAM’s improved financial performance over the past two years has resulted in strengthening our balance sheet, one of the key elements of our strategic objectives. Instrumental in accomplishing this objective was the restructuring plan implemented over the last several years that reduced our operating breakeven level. Senior management also made significant progress on our other key strategic objectives including sales growth and business diversification.

Our executive compensation program reflects an externally competitive compensation structure based on a comprehensive market study of executive compensation programs in AAM’s peer group. The program includes a mix of base salaries, target annual and long-term incentive opportunities for executive officers. For the last several years, our long-term incentive program for executive officers was a cash-based program as a result of AAM not having an equity plan available for new equity based awards. However, subject to stockholder approval of the 2012 Omnibus Incentive Plan, we believe that we will again be able to grant equity based long-term incentive awards in order to continue to strengthen the alignment of the interests of our executive officers to those of our stockholders.

Effective September 28, 2011, the $3 million annual limit on executive compensation expired under the terms of the 2009 Settlement and Commercial Agreement entered into with GM on September 16, 2009.

When setting compensation for 2012 and in determining compensation policies, the Compensation Committee took into account the favorable results of the stockholder advisory votes on executive compensation in April 2011. In those advisory votes, our stockholders approved the compensation of our named executive officers as disclosed in the 2011 proxy statement and approved our recommendation to hold such advisory votes on an annual basis. Approximately 98% of votes cast were in favor of our say-on-pay proposal. Accordingly, the Compensation Committee has continued to apply the executive compensation philosophy and objectives described below. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Named Executive Officers

For purposes of this Compensation Discussion and Analysis and the tables and narrative disclosures that follow, Named Executive Officers (NEOs) refer to the following individuals:

Richard E. Dauch, Co-Founder, Chairman of the Board & Chief Executive Officer;

Michael K. Simonte, Executive Vice President & Chief Financial Officer;

David C. Dauch, President & Chief Operating Officer;

John J. Bellanti, Executive Vice President, Worldwide Operations; and

Norman Willemse, Vice President, Metal Formed Products Business Unit

Executive Compensation Philosophy and Objectives

The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide AAM executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management initiatives.

The Compensation Committee believes that AAM’s executive compensation program should consist of a mix of base salary, annual incentive compensation, long-term incentive compensation, perquisites and other personal benefits. One of the key objectives of establishing a mix of base salaries, annual incentive and long-term incentive compensation is to have a significant portion of total compensation be performance based and contingent upon the achievement of stated Company performance goals.

In an effort to more closely align the objectives of the philosophy to market competitive practices, the Compensation Committee has established stated target percentile goals (compared to our peer group) for each component of pay as set forth below under Market Analysis and Benchmarking. The pay percentile goals are generally used as a guide to help set compensation levels for the NEOs, excluding the CEO. The CEO’s compensation is determined under his employment agreement.

The Compensation Committee also considers other factors in setting compensation levels for the NEOs, including, among other things, individual performance, succession planning and the requirements of the position as determined by the Company from time to time.

Compensation Objectives.    The following fundamental objectives are considered in determining compensation programs and pay levels.

•

Compensation and benefit programs should appropriately reflect the size and financial resources of our Company in order to maintain long-term viability. These programs should be market-based to be competitive relative to the compensation paid to similarly situated executives in our peer group.

•

Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth. AAM makes an effort to remain competitive by targeting competitive pay levels based on the Company’s compensation philosophy with consideration of the specific business environment and other market influences.

•

Compensation and benefit programs should reward Company and individual performance. Our programs should strive to deliver competitive compensation for exceptional individual and Company performance as compared to companies in our peer group. As associates progress to higher levels in the Company and assume key leadership positions, a greater portion of their compensation should be linked to Company performance and stockholder returns. Company performance is measured against financial and operational objectives and stockholder return.

•

Compensation and benefit programs should foster the long-term focus required for success in the global automotive industry. We believe that long-term incentive compensation will motivate executive officers to deliver long-term value to our stockholders . Executives who are in positions to influence longer-term results should have a greater proportion of their compensation tied to longer-term performance.

•

Executive officers should be AAM stockholders. Stock ownership aligns our executive officers’ interests with those of stockholders and reinforces the importance of making sound long-term decisions. AAM’s executive officers are required to maintain a certain level of stock ownership based on their position.

•

The objectives of rewarding performance and retention should be balanced. Our compensation programs should continue to ensure that high-achieving, marketable executives remain motivated and committed to AAM during periods of economic downturn that impact AAM’s performance. This principle is essential to our effort to encourage our strongest leaders to remain with AAM for long and productive careers.

•

Compensation and benefit programs should be fair in consideration of each executive’s level of responsibility and contribution to AAM. While the overall structure of compensation and benefit programs should be broadly similar across the Company, individual pay levels and benefit packages will reflect differences in job responsibilities, geography and marketplace considerations.

Market Analysis and Benchmarking

A peer group of 38 broad industrial manufacturing companies, including automotive suppliers, was identified by Meridian, the Compensation Committee’s independent compensation consultant, for consideration by the Compensation Committee to help assess competitive pay levels and to provide data for pay decisions. The peer group was selected to be representative of a broad industrial sector in which AAM competes for executive talent. The criteria used to assess the market and to select the peer group included:

•	Operating/Industry Competitors — Companies with which we compete for the sale of products and services;
•	Labor Market Competitors — Companies with which we compete for executive talent;
•	Competitors for Capital — Companies with which we compete for investment dollars and against which investment performance is evaluated; and
•	Revenue Size — Companies with revenues within a relevant range.

Based on the foregoing criteria, the Compensation Committee established the following peer group to be used for pay decisions:

A. O. Smith Corporation	Kennametal Inc.
Ball Corporation	Lear Corporation
BorgWarner Inc.	Meritor Inc.
Brady Corporation	Navistar International
Cameron International Corporation	Owens-Illinois, Inc.
Cummins Inc.	PACCAR Inc.
Dana Corporation	Polaris Industries Inc.
Donaldson Company, Inc.	Rockwell Automation
Dover Corporation	Sauer-Danfoss Inc.
Eaton Corporation	Sonoco Products Company
Federal Signal Corporation	Terex Corporation
Federal-Mogul Corporation	Thomas & Betts Corporation
Fleetwood Enterprises, Inc.	The Timken Company
Flowserve Corporation	Trinity Industries, Inc.
FMC Technologies	TRW Automotive Holdings Corp.
Genuine Parts Company	USG Corporation
Harley-Davidson Motor Company	Valmont Industries, Inc.
Ingersoll-Rand Company	Visteon Corporation
Joy Global Inc.	Woodward Governor Company

A market data analysis performed by Meridian was used in determining executive officer compensation levels for each relevant position in 2011. The market data was revenue size adjusted using regressed market values. The Compensation Committee did not engage Meridian to complete an updated market data analysis for determining 2012 executive officer compensation.

For each NEO, other than the CEO, the key elements of base salary, annual incentives and long-term incentives, as well as the mix of these elements of compensation, are compared, to the extent possible, with pay levels of executives holding similar positions at companies in our peer group. Our practice is to establish compensation at market competitive levels, depending upon the NEO’s responsibilities, expertise and experience, along with individual and Company performance. The target percentile goals for each pay component are as follows:

Pay Component	Target Percentile Goal
Base Salary	50th Percentile
Annual Incentives	Between 50th and 75th Percentiles
Long-Term Incentives	Between 50th and 75th Percentiles

The percentile goals for annual incentives and long-term incentives were set between the 50th percentile and the 75th percentile to enable the Company to reward executive performance at a rate above average in order to compete for executive talent.

Tally Sheets

Annually, the Compensation Committee reviews compensation tally sheets for each executive officer, including the NEOs. The tally sheets, which are prepared by management, provide a summary of the current amounts of each component of pay, including a historical review of prior long-term incentive grants. The tally sheets also provide a summary of the potential payouts and benefits upon various termination events. The elements and calculations reviewed are substantially similar to the information provided for each NEO in Potential Payments Upon Termination or Change in Control below. The Compensation Committee did not change the NEOs’ compensation based on its review of this information.

Components of the AAM Compensation Program

The primary components of AAM’s executive compensation program are base salary, annual incentives, long-term incentives, and benefits and perquisites.

Base Salary.    Base salaries provide fixed compensation to the executive for services rendered during the year. The Compensation Committee based its 2011 salary determinations for the NEOs (other than the CEO) by reference to the 50th percentile of our peer group. The recommendations of the CEO and President & COO were also considered in connection with salary increases for the other NEOs’ salaries. Those recommendations were based on each individual’s experience, time in position, professional development, contribution to the Company, performance and other factors. The Compensation Committee approved 2011 increases for each of our NEOs (other than the CEO) as follows:

	Base Salary
	2011	2010
Michael K. Simonte	$515,000	$500,000
David C. Dauch	$650,000	$560,000
John J. Bellanti	$473,800	$460,000
Norman Willemse	$303,000	$293,550

The increases for Mr. Simonte, Mr. Bellanti and Mr. Willemse represent annual merit increases. For Mr. D. C. Dauch, the increase in 2011 base salary also reflects the additional oversight responsibilities he assumed on November 1, 2010 in the areas of labor relations, legal and administration.

In 2011, the Compensation Committee approved 2012 merit increases for the NEOs (other than the CEO) as well as an increase to Mr. D. C. Dauch’s base salary to $810,000 to reflect the additional oversight responsibilities he assumed on December 1, 2011 in the areas of finance, information technology and investor relations. In determining Mr. D. C. Dauch’s 2012 base salary, the Compensation Committee also considered his leadership role in light of the Company’s ongoing succession planning process.

Annual Incentive Compensation.    Annual incentive compensation at AAM is designed to:

•	Encourage executives to achieve short-term goals to foster achievement of the long-term goals of the Company;
•	Reward performance to support strategic initiatives; and
•	Provide incentives for executive retention.

Annual incentive compensation is measured by our achievement of financial targets established under AAM’s Incentive Compensation Plan for Executive Officers. All executive officers, other than the CEO, participate in this plan. On an annual basis, the Compensation Committee determines one or more performance factors, and the relative weighting of each factor, in consideration of the Company’s key performance objectives. Under the plan, the performance factors that may be selected are (1) net income as a percentage of sales (NIPS), (2) after tax return on invested capital (ROIC) and (3) net operating cash flow. ROIC is defined as after-tax return divided by average invested capital. Net operating cash flow is defined as cash provided by or used in operating activities less capital expenditures. Target performance levels, established annually, are intended to be aggressive but achievable metrics based on industry conditions.

Payment of annual cash incentive awards are permitted to the extent the Company both (1) meets or exceeds threshold levels of performance set by the Compensation Committee and (2) reports positive net income for the performance year. The plan permits the Compensation Committee to make discretionary adjustments if it determines that the achievement of performance targets for a plan year do not reflect the true performance of the Company due to unanticipated circumstances specified in the plan. Annual incentive awards may be increased or decreased by the Compensation Committee, based on the CEO’s recommendation, in consideration of each individual’s experience, time in position, professional development, contribution to the Company, performance and other factors.

The discussion below of the elements of compensation applies to the NEOs (other than the CEO). Mr. R. E. Dauch’s compensation is discussed separately in Compensation of Chief Executive Officer below.

2011 Annual Incentives

In support of the Company’s 2011 strategic initiatives, the Compensation Committee approved the use of net operating cash flow and NIPS, each with an equal weighting, as the performance metrics to be used in determining 2011 annual cash incentives. Net operating cash flow and NIPS were selected as performance metrics for the following reasons:

•	Net operating cash flow is a critical financial metric for AAM at this time due to its impact on liquidity and debt reduction;
•	Increasing net operating cash flow is key to achieving credit rating upgrades, which will have a favorable impact on the Company’s cost of future financing;
•	The Compensation Committee believes increasing net operating cash flow benefits AAM stakeholders;
•	Net income is a key indicator of financial and operational performance; and
•	Net income and net income growth is highly correlated to cash flow, cash flow growth and stockholder value creation.

The following table summarizes the 2011 and 2012 target annual incentive opportunities for the NEOs, other than the CEO (stated as a percentage of base salary):

Annual Incentive Opportunity
Michael K. Simonte	80%
David C. Dauch	90%
John J. Bellanti	80%
Norman Willemse	60%

In the fourth quarter of 2010, in conjunction with a review of the Board-approved annual budget, the Compensation Committee determined the 2011 targets for both the net operating cash flow and NIPs performance metrics. The net operating cash flow performance target excluded the impact of normalizing payment terms with GM in connection with the termination of the financial accommodations provided under the 2009 Settlement and Commercial Agreement with GM. The 2011 targets for each performance metric are as follows:

	Net Operating Cash Flow		Net Income as a Percentage of Sales
	Performance	Payout	Performance	Payout
Threshold	$0	50%	1%	30%
Target	$30 million	100%	3%	100%
Maximum	$55 million	125%	>3%	>100%

The budgeted net operating cash flow was $5 million, excluding the impact of normalizing payment terms with GM. The target performance level for net operating cash flow was based on the Company outperforming the budget by $25 million; the maximum performance level was based on outperforming the budget by $50 million. No payout would be made with respect to the net operating cash flow metric unless the threshold was attained.

The target and threshold performance levels for NIPS were determined based on the performance of our competitor peer group. The target performance level for NIPS, or 3%, was set at a level to meet the performance of the top one-third of our competitor peer group for the three most recently completed years. AAM’s competitor peer group includes Autoliv Inc.; BorgWarner Inc.; Dana Corporation; Lear Corporation; Magna International Inc.; Meritor, Inc.; Tenneco Automotive Inc. and Visteon Corporation (competitor peer group) as disclosed in our most recent Annual Report on Form 10-K.

The Company’s 2011 net operating cash flow performance was a use of $29.4 million, excluding the impact of normalizing payment terms with GM, which is lower than the breakeven threshold level. Accordingly, no payout was approved for 2011 based on the net operating cash flow metric. The Company’s 2011 NIPS was 5.52%, which resulted in an achievement of 162% of target. Based on the weighting of each performance metric, the 2011 annual incentive awards resulted in a payout of 81% of target. Based on the recommendations of the CEO, the Compensation Committee approved an increase to the annual incentive payouts for Mr. D.C. Dauch and Mr. Simonte to 100% and 90% of target, respectively. The Compensation Committee made these discretionary adjustments in consideration of, among other things, each individual’s significant contributions and leadership in support of the Company’s long-term strategic objectives related to profitable growth, diversification and refinancing.

The annual incentive awards paid to the NEOs are shown in the Summary Compensation Table.

2012 Annual Incentives

In 2011, the Compensation Committee approved the use of net operating cash flow and NIPS, each with an equal weighting, as the performance metrics to be used in determining 2012 annual incentives. These performance metrics were selected for the reasons described above under 2011 Annual Incentives.

Award levels for NIPS and net operating cash flow were determined in the fourth quarter of 2011. Target and threshold performance levels for NIPS were determined based on the performance of our competitor peer group. The target performance level for NIPS, or 3%, was set at a level to meet the performance of the top one-third of our competitor peer group for the three most recently completed fiscal years. There is no established maximum for NIPS.

The Compensation Committee determined the performance award levels for net operating cash flow performance based on the Board approved budget. The target performance level for net operating cash flow is based on our outperforming the budget by $25 million and the maximum performance level is based on outperforming the budget by $50 million. These 2012 performance targets will be disclosed in our 2013 proxy statement. The maximum payout for net operating cash flow is 125%.

Long-Term Incentives.    Long-term incentive compensation at AAM is designed to:

•	Align executive officer and stockholder interests;
•	Reward achievement of long-term performance goals; and
•	Provide incentives for executive retention.

The Company currently grants long-term incentive awards under the AAM 2009 Long-Term Incentive Plan (2009 AAM LTIP). Awards issued under this plan are cash based performance awards. Previously, the Company issued equity based long-term incentive awards under the 1999 Stock Incentive Plan, which expired on January 8, 2009. The Company is seeking stockholder approval of the 2012 Omnibus Incentive Plan, which if approved, will authorize the Company to issue equity based long-term incentive awards in addition to or in lieu of cash based awards.

Long-term incentive awards for our CEO, Mr. R.E. Dauch, are discussed below in Compensation of Chief Executive Officer.

Cash Based Long-Term Incentive Plan.    Under the 2009 AAM LTIP, each participant receives a target award value stated as a dollar amount based on a percentage of base salary.

For grants under the 2009 AAM LTIP in 2009 through 2011 the actual cash payouts are determined based on the level of performance against two performance metrics approved by the Compensation Committee. One-half of the target award payment is earned based on the cumulative amount of earnings before interest, taxes, depreciation and amortization (EBITDA) over a three-year performance period. In calculating this award, the plan gives the Compensation Committee discretion to exclude certain special items from EBITDA, such as special charges or gains, non-recurring operating costs, extraordinary gains or losses, the impact of changes in accounting principles, or other unusual items. EBITDA was chosen as one of the measures of Company performance as it is a key indicator of the Company’s financial and operational performance and is useful in analyzing entity valuation. In addition, EBITDA as a performance measure complements the metrics used to determine payouts under other incentive programs.

The remaining one-half of the target award amount is earned based on a total shareholder return (TSR) measure that compares the Company’s TSR over the three-year performance period relative to the TSR of AAM’s competitor peer group. Relative TSR was chosen as one of the measures of Company performance in order to motivate executive officers to build long-term value for our stockholders above that of our competitor peer group. Share price appreciation and dividends paid are measured over the performance period to determine TSR.

The following tables illustrate the threshold, target and maximum performance levels for determining award payouts for each performance measure. The EBITDA performance levels shown below were designed to drive a level of performance in the top one-third of our competitor peer group.

EBITDA Performance Measure

Performance Level	3-Year Cumulative EBITDA	Percent of Target Award Opportunity Earned
Threshold	8%	25%
Target	12%	100%
Maximum	15%	200%

TSR Performance Measure

Performance Level	Company’s TSR Percentile Rank		Percent of Target Award Opportunity Earned
Threshold	35	(th)	50%
Target	50	(th)	100%
Maximum	75	(th)	200%

The following table summarizes the target award amounts for the NEOs (other than the CEO) in 2012 and 2011 (stated as a percentage of base salary):

Long-Term Incentive Target
Michael K. Simonte	120%
David C. Dauch	180%
John J. Bellanti	120%
Norman Willemse	80%

The form of long-term incentive awards for 2012 will be determined by the Compensation Committee based on the results of the stockholder vote on the 2012 Omnibus Incentive Plan at the 2012 annual meeting.

Payments of 2009 Cash Based Long-Term Incentive Awards

For purposes of determining the payouts for the long-term incentive awards granted in 2009, EBITDA and TSR were measured for the three year performance period, January 1, 2009 through December 31, 2011. The Company’s cumulative EBITDA percentage for the three year performance period was 13.9%, after adjustments approved by the Compensation Committee for certain special charges including asset impairments and other plant related closure costs and the estimated impact of 2009 customer production shutdowns. The adjusted EBITDA percentage resulted in a payment at 163% of target. The Company’s TSR for the same three year performance period ranked above the 75th percentile of our competitor peer group and thus resulted in a payout of 200% of target. Based on the 50% weighting of EBITDA and TSR performance, total award payments were 182% of target. See Summary Compensation Table for the amounts paid in March 2012 to each NEO (other than the CEO).

Senior Executive Special Incentive Program.    On March 15, 2010, the Compensation Committee approved a special incentive program for certain NEOs. The special incentive program was developed to recognize the extraordinary efforts of Mr. D.C. Dauch, Mr. Simonte, and Mr. Bellanti in navigating the Company through the turbulent financial and market conditions in 2009. As a result of their individual and collective efforts, the Company was able to successfully complete its restructuring outside of bankruptcy, gain contract clarity with GM and address liquidity concerns existing at that time.

Payments under the special incentive program for Mr. D.C. Dauch, Mr. Simonte, and Mr. Bellanti were contingent upon termination of the financial accommodations provided by GM in connection with the 2009 Settlement and Commercial Agreement and of the Access and Security Agreement (Access Agreement). The Compensation Committee and the full Board agreed that termination of the financial accommodations provided by GM and the Access Agreement was in the best interests of AAM, its stockholders and other key stakeholders. In 2011, the financial accommodations provided by GM were terminated and, effective September 28, 2011, the Access Agreement expired.

The amounts of the special incentive program awards for Mr. D. C. Dauch, Mr. Simonte, and Mr. Bellanti (award recipients) are as follows:

Total Award Value
David C. Dauch	$5,000,000
Michael K. Simonte	3,000,000
John J. Bellanti	1,000,000

Total	$9,000,000

On October 31, 2011, upon accomplishment of the objectives discussed above, a portion of the special incentive awards was paid to each of the award recipients. On October 31, 2011, Mr. D.C. Dauch received a payment of $2,375,000, Mr. Simonte received a payment of $1,500,000 and Mr. Bellanti received a payment of $550,000. The remaining portion of the awards are payable in three equal annual incentive installments in October 2012, October 2013 and October 2014, subject to the executive’s continued employment. In the event of death, disability, resignation for good reason or termination other than for cause, an award recipient would be entitled to the remaining amount of his award.

Other Compensation Components

Benefits.    Our executive officers participate in the benefits and retirement plans provided to U.S. salaried associates. A group of approximately 50 senior executives, including executive officers, also receive supplemental life, supplemental disability and umbrella liability insurance benefits.

Executive officers are eligible to participate in AAM’s qualified and nonqualified defined benefit pension plans and defined contribution plans. They are also eligible to participate in a nonqualified deferred compensation plan that permits deferrals of a portion of base salary and/or annual cash incentive compensation on a pretax basis. These plans are described in the Pension Benefits and Nonqualified Deferred Compensation sections below.

Perquisites.    AAM provides a limited number of perquisites for senior executives, including executive officers, which are described in the footnotes to the Summary Compensation Table. The most significant perquisite provided is the use of a Company-provided vehicle with AAM content. This perquisite is common among automotive suppliers. AAM has never owned a corporate aircraft and does not provide leased aircraft for personal use. AAM does not pay for country club memberships.

Compensation of Chief Executive Officer

Mr. R. E. Dauch’s compensation is governed by an employment agreement, which was most recently amended in October 2011. The agreement is further described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Table below. The CEO’s compensation arrangements are structured in consideration of the breadth of his responsibilities for the entire Company, his unique experience in the automotive industry, his leadership skills and service to AAM since he co-founded the Company in 1994.

In connection with the 2009 Settlement and Commercial Agreement, Mr. R.E. Dauch agreed to forego compensation payable to him under his then current employment agreement to the extent his annual compensation would exceed the $3 million annual limit as set forth in the agreement. Effective September 28, 2011, the $3 million annual limit expired under the terms of the 2009 Settlement and Commercial Agreement.

On October 1, 2011, the Company entered into an amendment to Mr. R.E. Dauch’s employment agreement to set his annual base salary effective October 1, 2011 at $2 million as described below. All other terms of the employment agreement remain in full force and effect.

In reviewing Mr. R.E. Dauch’s total compensation package upon the expiration of the $3 million annual limit, the Compensation Committee took the following into consideration:

•	Mr. R.E. Dauch’s total compensation was below market due to the $3 million limit. The CEO has not received annual bonuses since 2008 or long-term incentive grants since 2009.
•

Mr. R.E. Dauch’s role in overseeing and directing the Company’s successful restructuring outside of bankruptcy under the extraordinary circumstances experienced by the automotive industry in 2009. As a result, value was preserved for AAM’s stockholders and other key stakeholders.

•	Mr. R.E. Dauch’s breadth of responsibilities, experience in the automotive industry, leadership skills and service to AAM are critical to the achievement of the Company’s strategic goals.

Base Salary.    The Compensation Committee approved a reduction to Mr. R.E. Dauch’s base salary from $2,702,300 to $2,000,000 effective October 1, 2011. In setting Mr. R. E. Dauch’s base salary at $2 million, the Compensation Committee reviewed Mr. R. E. Dauch’s base salary prior to 2009 and considered an annual merit increase of approximately 8% compounded annually. As discussed above, the September 28, 2011 expiration of the $3 million limit on executive compensation under the 2009 Settlement and Commercial Agreement was also considered. Base salary for 2011, 2010 and 2009 is shown in the Summary Compensation Table.

Annual Cash Bonus.    Mr. R. E. Dauch is eligible for an annual cash bonus as described in his employment agreement. See Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below. The annual cash bonus is based on the Compensation Committee’s assessment of Company performance as compared to that of the competitor peer group. Pursuant to his employment agreement, Mr. R.E. Dauch is entitled to receive an annual bonus payment of three times his annual salary if AAM outperforms our competitor peer group. In determining Mr. R. E. Dauch’s annual bonus, the Compensation Committee may use discretion in considering other factors, which may differ from year to year.

The Compensation Committee approved a 2011 annual bonus to Mr. R.E. Dauch in the amount of $6 million. In determining this award, the Compensation Committee considered AAM’s 2011 performance, including, among other things, sales growth, new business, EBITDA, gross margin, TSR, credit rating upgrades, quality and warranty performance.

Long-term Incentives.    Under his employment agreement, Mr. R.E. Dauch is entitled to receive, each year, an award of 150,000 stock options and an award of restricted shares equal to the value of the option award. Mr. R.E. Dauch did not receive long-term incentive awards for 2010 or 2011 as a result of the $3 million annual limit under the 2009 Settlement and Commercial Agreement.

Benefits and Perquisites.    Mr. R. E. Dauch participates in the same benefit programs provided for other executive officers. In addition, under his employment agreement, AAM provides Mr. R. E. Dauch with the use of an additional Company vehicle and reimburses him for premiums under a $5 million life insurance policy. The Company will also provide postretirement health care benefits upon expiration of his employment agreement. Perquisites provided to the CEO in 2011, 2010 and 2009 are reported in the Summary Compensation Table.

Management’s Stock Ownership Requirements & Anti-Hedging Policy

The Compensation Committee has established stock ownership requirements for executive officers. The lack of an equity plan to grant restricted stock or other equity awards restricts the Company’s ability to support their achievement of stock ownership requirements. To address this issue, the Compensation Committee determined provisional stock ownership requirements based on a set number of shares.

Fixed Share Requirement for Executive Officers

No. of Shares
Chief Executive Officer	350,000
President & COO	50,000
Executive Vice President	25,000
Vice President	15,000

Currently, all NEOs are in compliance with these stock ownership requirements. If the 2012 Omnibus Incentive Plan is approved by our stockholders, the Compensation Committee may reconsider the ownership guidelines.

All employees and directors are prohibited from entering into transactions that result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives (such as puts and calls), short sales or any similar transactions.

Severance and Change of Control Benefits

Mr. R.E. Dauch’s employment agreement provides him with certain benefits upon a termination of employment without cause or resignation for good reason. The terms of the severance benefits payable under this agreement are described below under Potential Payments upon Termination or Change in Control below. None of the other NEOs are eligible to receive severance benefits. In addition, none of the NEOs will receive any severance benefits solely as a result of a change in control.

Each of the NEOs has agreed to non-competition and non-solicitation covenants for a period following termination of employment. For additional information, see Potential Payments upon Termination or Change in Control below.

Tax Gross Ups

The Company does not provide tax gross-ups to any executive officer upon a change in control or otherwise.

Tax Deductibility of Compensation

In general, the compensation awarded to the NEOs will be taxable to the executive and will give rise to a corresponding corporate deduction at the time the compensation is paid. Section 162(m) of the Internal Revenue Code (Code) precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to the CEO or to any of the other NEOs other than the CFO. One exception applies to performance-based compensation paid pursuant to stockholder-approved employee benefit plans. Performance based compensation is compensation that is paid only if the individual’s performance meets pre-established objective performance goals based on performance criteria approved by our stockholders.

Although deductibility of compensation is preferred, tax deductibility is not the primary objective of the Company’s compensation programs. The Compensation Committee believes that achieving AAM’s compensation objectives is an important goal for our compensation program.

The Compensation Committee may decide to pay compensation or grant awards that are consistent with the objectives of our executive compensation program that may not be deductible by the Company for tax purposes. If the 2012 Plan is approved by our stockholders, all annual and long-term cash and certain equity incentive awards granted under the plan are intended to comply with the performance-based compensation exemption under Section 162(m).

Risk Assessment of Compensation Policies and Practices

In 2011, AAM management conducted a risk assessment of the Company’s compensation policies and practices relating to AAM’s compensation programs for executive officers and other associates on a global basis. The process used by management to conduct the risk assessment was approved by the Compensation Committee. Based on the risk assessment and other factors, management concluded that AAM’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee agreed with management’s conclusion.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Forest J. Farmer, Chairman

Elizabeth A. Chappell

Steven B. Hantler

Larry K. Switzer

Thomas K. Walker

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Options Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Richard E. Dauch(1)
Co-Founder, Chairman & Chief Executive Officer	2011	2,526,728	6,000,000	—	—	—	2,802,700	149,441	11,478,869
	2010	2,702,304	—	—	—	—	2,692,143	158,981	5,553,428
	2009	2,156,269	—	167,583	210,000	—	7,074,845	112,485	9,721,182

Michael K. Simonte
Executive Vice President & Chief Financial Officer	2011	515,004	37,080	—	—	4.255,095	251,101	49,604	5,107,884
	2010	500,004	—	—	—	500,000	97,430	51,294	1,148,728
	2009	372,375	—	—	—	—	69,597	46,477	488,449

David C. Dauch(1)
President & Chief Operating Officer	2011	650,004	111,150	—	—	7,169,180	397,228	28,778	8,356,340
	2010	575,004	—	—	—	731,250	97,540	27,006	1,430,800
	2009	411,125	—	—	—	—	101,071	27,748	539,944

John J. Bellanti
Executive Vice President, Worldwide Operations	2011	473,796	—	—	—	2,166,972	446,401	33,823	3,120,992
	2010	459,996	—	—	—	460,000	357,673	30,312	1,307,981
	2009	355,417	—	—	—	—	224,999	31,518	611,934

Norman Willemse
Vice President, Metal Formed Product Business Unit	2011	303,000	—	—	—	603,180	113,444	41,412	1,061,036

(1)	Mr. R. E. Dauch and Mr. D.C. Dauch receive compensation based solely on their role as executive officers. They receive no additional compensation for serving as directors.

(2)	Mr. R.E. Dauch received a bonus in accordance with the terms of his employment agreement as described in the Narrative to Summary Compensation Table and Grants of Plan-Based Award Table. For Mr. Simonte and Mr. D.C. Dauch, this column reflects discretionary adjustments to their annual incentive payments as described above in the Compensation Discussion and Analysis.

(3)	Reflects the full grant date fair value of equity awards made during fiscal year 2009 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. See Note 9 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of equity awards.

(4)	Reflects amounts earned under (a) the AAM Incentive Compensation Plan for Executive Officers for 2011 and 2010, (b) the 2009 AAM LTIP with respect to the three year performance period ending December 31, 2011, and (c) the Special Incentive Program. The 2011 amounts are as follows:

	AAM Incentive Compensation Plan	AAM LTIP	Special Incentive Program	Total
Michael K. Simonte	$333,720	$921,375	$3,000,000	$4,255,095
David C. Dauch	$473,850	$1,695,330	$5,000,000	$7,169,180
John J. Bellanti	$307,022	$859,950	$1,000,000	$2,166,972
Norman Willemse	$136,350	$466,830	—	$603,180

The Special Incentive Program awards include payments made in 2011 as follows: Mr. Simonte — $1,500,000; Mr. D.C. Dauch — $2,375,000; and Mr. Bellanti — $550,000. Contingent upon continued employment, the balance of the Special Incentive Program awards shown above will be paid in three annual installment payments in October 2012, October 2013 and October 2014 as follows: Mr. Simonte — $500,000; Mr. D.C. Dauch — $875,000; and Mr. Bellanti — $150,000. The terms of the Special Incentive Program awards are described in further detail in the Compensation Discussion and Analysis.

(5)	This column reflects the annualized increase in pension value under the Salaried Retirement Program, the Albion Pension Plan and the Supplemental Executive Retirement Program (SERP). There are no above-market or preferential earnings on compensation deferred under our Executive Deferred Compensation Plan. Mr. R.E. Dauch earned an additional four years of credited service under the SERP in 2009 in accordance with the terms of his employment agreement.

(6)	Includes, for 2011, employer contributions under the 401(k) plan, executive life insurance premiums and personal umbrella liability insurance premiums. Also includes meals provided during business hours and personal use of Company-provided vehicles for Mr. R.E. Dauch, Mr. Simonte, and Mr. Bellanti, and executive physical examinations for Mr. R.E. Dauch and Mr. Bellanti. Employer contributions under the Company’s 401(k) plan consisted of (1) matching contributions of $11,925 for Mr. R.E. Dauch and Mr. Simonte; $11,823 for Mr. D.C. Dauch and Mr. Willemse; and $8,250 for Mr. Bellanti and (2) retirement contributions of $12,250 for Mr. Simonte and Mr. D.C. Dauch and $10,515 for Mr. Willemse. The total for Mr. R.E. Dauch includes $122,059 for executive life insurance premiums. The total for Mr. Willemse includes $16,110 for airfare provided by the Company for Mr. Willemse and his spouse for personal travel associated with his international relocation arrangement.

GRANTS OF PLAN-BASED AWARDS

Annual and long-term incentive awards granted in 2011 to the NEOs are shown in the following table. The annual and long-term incentive compensation programs are described in Compensation Discussion and Analysis and following the table below.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)(3)
		Threshold ($)	Target ($)	Maximum ($)
Richard E. Dauch(1)	—	—	—	—
Michael K. Simonte
Annual Incentive(2)	—	164,800	412,000	(2)
Long-Term Incentive(3)	01/03/2011	231,750	618,000	1,236,000
David C. Dauch
Annual Incentive(2)	—	234,000	585,000	(2)
Long-Term Incentive(3)	01/03/2011	438,750	1,170,000	2,340,000
John J. Bellanti
Annual Incentive(2)	—	151,616	379,040	(2)
Long-Term Incentive(3)	01/03/2011	213,210	568,560	1,137,120
Norman Willemse
Annual Incentive(2)	—	72,720	181,800	(2)
Long-Term Incentive(3)	01/03/2011	90,900	242,400	484,800

(1)	Mr. R.E. Dauch received a 2011 bonus payment of $6 million in accordance with the terms of his Employment Agreement. See further discussion under Compensation of Chief Executive Officer and the Narrative to Summary Compensation Table and Grants of Plan-Based Award Table.

(2)	Annual incentive awards granted under the AAM Incentive Compensation Plan for Executive Officers. Net operating cash flow and net income as a percentage of sales (NIPS) were selected as performance metrics for 2011 annual incentive awards. The maximum payout for net operating cash flow is 125%, however, there is no established maximum for NIPS. See further discussion of the awards under Annual Incentive Compensation in the Compensation Discussion and Analysis.

(3)	Long-term incentive performance awards were granted under the 2009 AAM LTIP. See further discussion of the awards under Long-Term Incentives in the Compensation Discussion and Analysis.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

CEO Employment Agreement

In connection with the 2009 Settlement and Commercial Agreement, Mr. R.E. Dauch agreed to forego compensation payable to him under his then current employment agreement to the extent his annual compensation would exceed the $3 million annual limit as set forth in the agreement. Effective September 28, 2011, the $3 million annual limit expired under the terms of the 2009 Settlement and Commercial Agreement. Mr. R.E. Dauch’s employment agreement, as amended provides for the following compensation and benefits:

•	Annual base salary of $2 million (effective October 1, 2011), subject to annual adjustment by the Compensation Committee;
•	An annual cash bonus in an amount determined by the Compensation Committee based on our financial performance, relative to our competitor peer group:
•	equal to 3 times annual base salary if the Company outperforms our competitor peer group;
•	up to the amount of Mr. R.E. Dauch’s base salary if the Company does not outperform our competitor peer group; and
•	subject to adjustment based on other factors as determined by the Compensation Committee in its sole discretion;
•

An annual long-term incentive award of 150,000 options and an award of restricted shares equal to the value of the option award. Mr. R.E.Dauch did not receive long-term incentive awards in 2010 or 2011 due to the $3 million annual limit under the terms of the 2009 Settlement and Commercial Agreement;

•	Reimbursement of premiums under a $5 million life insurance policy purchased by Mr. R.E. Dauch;
•	Annual executive physical examination and health and disability coverage as provided to other senior executives; and
•	Use and maintenance of two Company-provided automobiles and the perquisites and other benefits provided to our senior executives.

The current employment agreement will remain in effect until December 31, 2012 and is automatically extended for successive one-year terms, unless either party gives notice of termination at least 60 days prior to the end of the applicable term. The potential payments and benefits upon termination of Mr. R.E. Dauch’s employment are described in Potential Payments Upon Termination or Change in Control.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
Richard E. Dauch	300,000			24.15	1/23/2012	19,681	(1)	194,645
	300,000			23.73	1/22/2013
	300,000			38.70	2/2/2014
	150,000			26.65	3/15/2015
	150,000			15.58	3/15/2016
	150,000			26.02	3/14/2017
	—	49,500	(1)	2.81	1/6/2019
Michael K. Simonte	9,500			24.15	1/23/2012	3,600	(2)(4)	35,604
	10,000			23.73	1/22/2013	2,400	(3)(4)	23,736
	8,500			38.70	2/2/2014
	9,000			26.65	3/15/2015
	10,000			15.58	3/15/2016
	10,000			26.02	3/14/2017
	12,500			10.08	6/25/2018
David C. Dauch	16,750			24.15	1/23/2012	4,500	(2)(4)	44,505
	28,000			23.73	1/22/2013	3,000	(3)(4)	29,670
	28,000			38.70	2/2/2014
	12,000			26.65	3/15/2015
	15,000			15.58	3/15/2016
	13,000			26.02	3/14/2017
John J. Bellanti	12,000			24.15	1/23/2012	3,600	(2)(4)	35,604
	13,000			23.73	1/22/2013	2,400	(3)(4)	23,736
	16,000			38.70	2/2/2014
	9,000			26.65	3/15/2015
	6,700			15.58	3/15/2016
	10,000			26.02	3/14/2017
	11,000			10.08	6/25/2018
Norman Willemse	3,000			24.15	1/23/2012	6,000	(2)(4)	59,340
	8,000			23.73	1/22/2013
	7,500			38.70	2/2/2014
	9,700			10.08	6/25/2018

(1)	Granted under the 1999 Stock Incentive Plan on January 6, 2009. The remaining shares and options vested on January 6, 2012.

(2)	Reflects performance accelerated restricted stock (PARS) granted under the 1999 Stock Incentive Plan. PARS vest on the fifth anniversary of the grant date, unless vesting was accelerated at the end of the fourth year after the grant date. Accelerated vesting was contingent upon our achievement of predetermined performance goals, measured by our relative TSR. Vesting was not accelerated based on relative TSR.

(3)	Reflects performance accelerated restricted stock units (RSUs) granted under the 1999 Stock Incentive Plan. RSUs vest on the fifth anniversary of the grant date, unless vesting was accelerated at the end of the fourth year after the grant date. Accelerated vesting was contingent upon our achievement of predetermined performance goals, measured by our relative TSR. Vesting was not accelerated based on relative TSR.

(4)	PARS and RSUs were granted on March 14, 2007 and vested in full on March 14, 2012.

(5)	Value of outstanding PARS and RSUs using a share price of $9.89, the closing price of AAM common stock on December 30, 2011.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2)(3)(4) (#)	Value Realized on Vesting(2)(3)(4)(5) ($)
Richard E. Dauch	441,000	2,540,535	39,811	543,275
Michael K. Simonte	—	—	16,000	212,860
David C. Dauch	22,760	83,452	20,000	266,080
John J. Bellanti	—	—	15,000	199,560
Norman Willemse	—	—	13,700	182,270

(1)	Reflects the number of shares acquired upon exercise of stock options. Value realized upon exercise is based on the difference between the actual sales price of the AAM common stock acquired upon exercise and the exercise price for such stock options.

(2)	Reflects the lapse of the transfer and forfeiture restrictions under awards of restricted stock granted to Mr. R.E. Dauch in January 2009. Restricted stock awarded to executives age 60 and over vested in three approximately equal annual installments through January 6, 2012.

(3)	Reflects the lapse of the transfer and forfeiture restrictions under awards of restricted stock granted to Mr. R.E. Dauch in June 2008. Restricted stock awarded to executives over age 60 vested in three approximately equal annual installments through March 14, 2011.

(4)	Reflects the lapse of the transfer and forfeiture restrictions under awards of restricted stock, PARS and RSUs granted to Mr. Simonte, Mr. D.C. Dauch, Mr. Bellanti, and Mr. Willemse in March 2006 and June 2008. These awards vested in March 2011.

(5)	Reflects the number of restricted shares, PARS and RSUs vested, multiplied by the closing market price of AAM common stock on the vesting date.

PENSION BENEFITS

The following table shows the value of the benefits accumulated by the NEOs and their years of credited service under AAM’s Salaried Retirement Program, the Albion Pension Plan and AAM’s Supplemental Executive Retirement Program (SERP). The years of credited service are through December 31, 2011, AAM’s fiscal year-end measurement date used for financial statement reporting purposes. The values shown are based on unreduced benefits deferred to the earliest age at which unreduced benefits are payable. The assumptions used to calculate the actuarial present value of accumulated benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2011, except that the values in the table do not reflect assumptions for future compensation increases or future service credits and assume continued service until unreduced retirement age is attained. See Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K for material assumptions.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)
Richard E. Dauch(1)	AAM Retirement Program for Salaried Employees	17.8333		932,693
	AAM Supplemental Executive Retirement Program	22.0000	(2)	25,576,008
Michael K. Simonte	AAM Retirement Program for Salaried Employees	8.0833	(3)	146,007
	AAM Supplemental Executive Retirement Program	13.0833		522,735
David C. Dauch	AAM Retirement Program for Salaried Employees	11.5000	(3)	218,218
	AAM Supplemental Executive Retirement Program	16.5000		838,824
John J. Bellanti(4)	AAM Retirement Program for Salaried Employees	17.8333		811,192
	AAM Supplemental Executive Retirement Program	17.8333		896,710
Norman Willemse(5)	Albion Pension Plan	6.3333		216,907
	AAM Supplemental Executive Retirement Program	9.9167		226,000

(1)	Mr. R.E. Dauch was eligible to retire on December 31, 2011 with full benefits under the Salaried Retirement Program and the SERP.

(2)	Mr. R.E. Dauch earned 20 years of credited service as of December 31, 2009 in accordance with his employment agreement extension dated November 3, 2005.

(3)	Benefits were frozen effective December 31, 2006 under the Salaried Retirement Program for Mr. Simonte and Mr. D.C. Dauch.

(4)	Mr. Bellanti was eligible to retire on December 31, 2011 under both the Salaried Retirement Program and the SERP. He qualifies for a reduced benefit of approximately 74% of the unreduced benefit under the Salaried Retirement Program and for the basic form of benefit under the SERP.

(5)	Mr. Willemse is not a participant under the Salaried Retirement Program. Mr. Willemse was eligible to retire on December 31, 2011 under the Albion Pension Plan.

We provide pension benefits for NEOs under our Salaried Retirement Program, a broad-based defined benefit pension plan open to substantially all of our U.S. salaried associates hired prior to January 1, 2007, and our SERP. The purpose of the SERP is to provide total retirement benefits at a competitive level with executives of other major industrial companies. Our Albion Automotive Limited subsidiary located in the United Kingdom provides pension benefits under the Albion Pension Plan for its salaried associates. Mr. Willemse was a participant in the Albion Pension Plan while an associate of Albion Automotive Limited.

Salaried Retirement Program.    The annual retirement benefit payable to each executive, commencing on retirement at or after age 65, equals the sum of the executive’s contributions plus an additional benefit based on the executive’s average monthly salary (determined as the average of the executive’s base salary in the highest 60 months during his final 10 years of service) and years of credited service. The plan also includes a cash benefit structure for participants hired between January 1, 2002 and December 31, 2006. None of the NEOs are covered by the cash benefit structure. The amount of compensation that may be taken into account for determining benefits is limited under the Internal Revenue Code. The maximum annual compensation under this limit was $245,000 for the year ended December 31, 2011.

Benefits under the Salaried Retirement Program may be paid as a single life annuity or, upon election, in the form of a joint and survivor annuity with a reduction in the amount of the annual benefit.

Effective December 31, 2006, the Salaried Retirement Program was amended to freeze benefits at current levels for associates who were not eligible to retire by December 1, 2011. Mr. R.E. Dauch and Mr. Bellanti are grandfathered and thus continued to accrue benefits through December 31, 2011.

Albion Pension Plan.    The annual retirement benefit payable, commencing on retirement at or after age 65, is based on the executive’s average salary (determined as the average of the executive’s base salary in the highest 36 months during the final 10 years of service with Albion Automotive Limited), years of pensionable service and the percentage of participant contributions made to the plan.

Benefits under the Albion Pension Plan will be paid as an annuity; however, a participant may elect to receive a portion of the benefit payable in a lump sum.

Supplemental Executive Retirement Program.    Mr. R.E. Dauch and Mr. Bellanti are eligible to receive the basic form of pension benefit under our SERP upon retirement. In addition, they are eligible to receive the alternative form of benefit, if greater than the basic benefit, upon retirement at or after age 62. The executive must have at least 10 years of credited service to receive either form of benefit under the SERP.

The total monthly benefit payable under the basic form of SERP is equal to the following amount:

•

Two percent of the executive’s average monthly salary (as determined for the Salaried Retirement Program excluding the limitations as specified under the Internal Revenue Code), multiplied by the executive’s years of credited service; less

•

The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus 2% of the maximum monthly social security benefit payable at age 65 multiplied by the executive’s years of credited service.

The Compensation Committee has discretion to reduce or eliminate the amount payable under the alternative form of benefit. Subject to the Compensation Committee’s discretion, the total monthly benefit payable under the alternative form of SERP is equal to the following amount:

•

1.5% of the executive’s average monthly salary (as determined for the Salaried Retirement Program excluding the limitations as specified under the Internal Revenue Code) and average monthly incentive compensation (determined as the average of the highest five of the executive’s last 10 annual cash incentive awards, divided by 12) multiplied by the executive’s years of credited service; less

•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus the maximum monthly social security benefit payable at age 65.

SERP benefits payable under the basic and alternative forms are generally paid as a single life annuity. If the executive’s spouse is eligible for survivor benefits under the Salaried Retirement Program, however, the executive’s monthly SERP benefit will be reduced and paid in the form of a joint and survivor annuity.

Effective January 1, 2007, the SERP was amended to change the benefit accrual formulae for executives who are not grandfathered under the Salaried Retirement Program. Because they are grandfathered, Mr. R.E. Dauch and Mr. Bellanti continued to accrue SERP benefits under the basic and alternative forms through December 31, 2011.

Mr. Simonte, Mr. D.C. Dauch and Mr. Willemse, who are not grandfathered under the Salaried Retirement Program, are eligible to receive a defined contribution benefit, payable six months after retirement in a lump sum. The amount of the benefit will be equal to 12.5% of the executive’s final average compensation (determined as the executive’s average annual base salary and cash incentive for the highest five consecutive years), multiplied by the executive’s years of credited service, less the sum of the actuarially equivalent value of the executive’s benefits payable under the Salaried Retirement Program, Albion Pension Plan and the balance of the executive’s retirement contribution account under our 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes the NEOs compensation under the Executive Deferred Compensation Plan for the 2011 fiscal year. All of the NEOs are fully vested in any applicable Company matching contributions.

Name	Executive Contributions in Last FY ($)	Registrant contributions in Last FY ($)	Aggregate Earnings In Last FY(1) ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE ($)
Richard E. Dauch	—	—	104,522	—	4,970,218
Michael K. Simonte	—	—	—	—	—
David C. Dauch	—	—	(458)	—	262,608
John J. Bellanti	—	—	4,692	—	502,763
Norman Willemse	—	—	—	—	—

(1)	Reflects hypothetical accrued earnings during 2011 on notional investments designed to track the performance of funds similar to those available to participants in the Company’s 401(k) plan. None of the earnings shown in this column are reported as compensation in the Summary Compensation Table.

Under AAM’s Executive Deferred Compensation Plan, a nonqualified, tax-deferred savings plan, certain executives, including our NEOs, may elect to defer the payment of 6% to 75% of their base salary and/or their annual incentive compensation award during any plan year. Base salary deferred into the Executive Deferred Compensation Plan receives a 3% Company match. The amounts deferred are unfunded and unsecured obligations of AAM.

Amounts deferred or credited into this plan are represented in the executive’s notional account and are “invested” among funds similar to those available under the Company’s 401(k) plan. Forty percent of deferral elections are automatically and irrevocably allocated to the restricted investment benchmark, the PIMCO Total Return Fund. The remaining 60% of deferral elections may be allocated by the executive to any of the investments available under the plan and may be reallocated on a daily basis among any of the investments available under the plan. Although the executive has no actual or constructive ownership of shares in the investment funds, the return on the executive’s account is determined as if the amounts were notionally invested in these funds.

The table below shows the investment fund options available under the Executive Deferred Compensation Plan and the annual rates of return for the calendar year ended December 31, 2011.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Retirement Money Market Portfolio	.01%	Fidelity Freedom Income Fund	2.12%
PIMCO Total Return Fund	4.16%	Fidelity Freedom 2000 Fund	2.01%
PIMCO High Yield Fund	4.00%	Fidelity Freedom 2005 Fund	.18%
Fifth Third Disciplined Large Cap Value Fund	-2.61%	Fidelity Freedom 2010 Fund	-0.19%
Domini Social Equity Fund	.96%	Fidelity Freedom 2015 Fund	-0.34%
Spartan U.S. Equity Index Fund	2.09%	Fidelity Freedom 2020 Fund	-1.24%
American Funds Growth Fund of America	-4.59%	Fidelity Freedom 2025 Fund	-2.65%
Fidelity Growth Company Fund	.67%	Fidelity Freedom 2030 Fund	-3.09%
Fidelity Low-Priced Stock Fund	-0.06%	Fidelity Freedom 2035 Fund	-4.59%
Nuveen Mid Cap Growth Opportunities	-2.72%	Fidelity Freedom 2040 Fund	-4.63%
American Beacon Small Cap Value Fund	-4.05%	Fidelity Freedom 2045 Fund	-4.95%
Royce PA Mutual Fund	-4.17%	Fidelity Freedom 2050 Fund	-5.50%
Fidelity Diversified International Fund	-13.78%
Spartan International Index Fund	-12.12%
Vanguard External Market Index	-3.58%

Distributions can be received (1) upon retirement in a lump sum or in annual payments over a period of five or ten years, (2) in a lump sum upon death, disability, termination of employment, change in control or (3) if elected by the executive, during employment at a specified date after a minimum deferral period. The minimum deferral period is at least three years following the end of the plan year to which the deferral election relates, and distributions during employment consist of employee deferrals and related earnings or losses (not the Company contributions and related earnings or losses).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the employment agreement with our CEO and other arrangements covering our NEOs, certain payments and benefits will be provided to the NEOs in the event of termination of employment. The following tables show the estimated potential payments and benefits that each of the NEOs would receive upon termination of employment under different scenarios, assuming that the termination was effective on December 31, 2011. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment.

The value of unvested and accelerated stock options shown in the tables below have been determined by multiplying the number of unvested stock options that would have been accelerated by the difference between the exercise price of the stock option and the closing price of AAM common stock on December 30, 2011 ($9.89). The value of unvested PARS, restricted stock and restricted stock unit awards shown in the tables below have been determined by multiplying the number of unvested restricted stock and restricted stock units that would have been accelerated by the closing price of AAM’s common stock on December 30, 2011.

CEO Employment Agreement

Under our employment agreement with Mr. R.E. Dauch, the Company may terminate his employment with or without cause, or upon his disability. Cause exists if he:

•	is convicted of a felony involving an intentional act;
•	engages in dishonesty or fraud; or
•	breaches any of his material obligations to AAM, including willful neglect or misconduct of his duties or willful and material breach of any of the terms and conditions of his employment agreement.

In addition, he may resign for good reason, meaning the Company:

•	reduces his base salary or bonus opportunity;
•	substantially reduces his duties, responsibilities or reporting responsibilities; or
•	relocates him outside of the Detroit-metropolitan area.

If his employment is terminated for cause, Mr. R.E. Dauch will be entitled to accrued but unpaid amounts as of the termination date.

If his employment is terminated without cause, or if he resigns for good reason, he will be entitled to:

•	severance payments equal to two years of his annual base salary;
•	continuation of his health care benefits for two years;
•	bonus payments accrued as of the termination date; and
•	reimbursement of premiums for his purchase of a $5 million executive life insurance policy for two years.

If he resigns without good reason, Mr. R.E. Dauch will be entitled to (1) accrued but unpaid amounts as of the termination date and (2) reimbursement of premiums for two years for a $5 million executive life insurance policy purchased by Mr. R.E. Dauch.

Under the employment agreement, Mr. R.E. Dauch is subject to:

•	a non-disclosure and confidentiality provision extending two years following termination or expiration of the agreement;
•

a non-competition covenant, which prohibits him, throughout the term of the employment agreement and for two years following the termination or expiration of the agreement, from directly or indirectly engaging in any business competitive with AAM and our products and business plans; and a covenant prohibiting solicitation of our employees and customers for two years thereafter.

If AAM terminates his employment due to disability, Mr. R.E. Dauch will be entitled to accrued benefits under applicable benefit plans and programs (such as our Deferred Compensation Plan, Salaried Retirement Plan and SERP) and reimbursement of executive life insurance premiums as described above. Should Mr. R.E. Dauch die during the term of his employment agreement, his estate and/or spouse would be entitled to accrued benefits under applicable benefit plans and programs.

Non-Competition Agreements

Mr. Simonte, Mr. D.C. Dauch, Mr. Bellanti and Mr. Willemse have each entered into a non-competition agreement that prohibits, while employed by AAM and for one year following termination of employment, the executive from:

•

directly or indirectly engaging in any business or activity that is in competition with AAM and its products for one year following termination of employment unless the reason for such termination is a reduction in force by AAM;

•

recruiting, soliciting or inducing (or attempting to recruit, solicit or induce) any of our employees to leave AAM, or offer employment to our employees or otherwise interfere with our relationship with our employees, agents or consultants; and

•	using, exploiting, disclosing or communicating our confidential information to any third party without our prior written consent.

Potential Payments Upon Termination or Change in Control

Richard E. Dauch

The following table shows estimated potential payments upon termination, retirement and a change in control for Mr. R.E. Dauch. Mr. R.E. Dauch was eligible to retire on December 31, 2011. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2011. See Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K.

	For Cause Termination ($)	Not for Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Change in Control ($)
Compensation:
Bonus(2)	—	6,000,000	6,000,000	6,000,000	—
Severance(3)	—	4,000,000	—	—	—
Retirement Plans:
Defined Benefit	—	—
Retirement Program(4)	—	—	932,693	932,693	—
SERP(5)	—	—	25,576,008	25,576,008	—
Welfare Benefit(6)	—	—	1,528,116	1,528,116	—
Equity:
Stock Options(7)	—	—	350,460	—	350,460
Restricted Stock(8)	—	—	194,645	—	194,645
Other Benefits:
Deferred Compensation(9)	4,970,218	4,970,218	4,970,218	4,970,218	4,970,218
Health care(10)	—	19,697	—	—	—
Life Insurance(11)	—	47,780	47,780	47,780	—
Total	4,970,218	15,037,695	39,599,920	39,054,815	5,515,323

(1)	Assumes retirement due to total and permanent disability on December 31, 2011.

(2)	Reflects Mr. R.E. Dauch’s cash bonus earned in 2011.

(3)	Upon termination without cause as defined in employment agreement, Mr. R.E. Dauch would receive severance equal to two years’ annual base salary payable semimonthly.

(4)	Reflects a present value of a joint and survivor annuity benefit payable monthly.

(5)	The present value calculated under the alternative formula assuming a joint and survivor annuity benefit payable monthly.

(6)	Reflects benefits for Mr. R.E. Dauch and his spouse assuming retirement or disability on December 31, 2011.

(7)	Generally, outstanding stock option awards vest upon termination of employment due to death, disability or upon a change in control. At December 31, 2011, the fair market value of the underlying shares of AAM common stock was greater than the exercise price of certain unvested options.

(8)	Vesting of outstanding restricted stock awards is accelerated upon disability, termination of employment by the Company pursuant to a reduction in force or similar program approved by the CEO or upon a change in control.

(9)	Assumes amount is payable in a lump sum upon occurrence of termination event.

(10)	Upon termination without cause, Mr. R.E. Dauch and his spouse would receive two years of health care benefits.

(11)	Represents reimbursement for the premiums associated with Mr. R.E. Dauch’s purchase of a $5 million executive life insurance policy for two years.

Michael K. Simonte

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Mr. Simonte as of December 31, 2011. Mr. Simonte was not eligible to retire as of December 31, 2011.

	For Good Reason Resignation ($)	Not for Cause Termination ($)	Disability Retirement(1) ($)	Change in Control ($)
Compensation:
Annual Incentive(2)	—	—	370,800	—
Long Term Incentives:
PARS and RSUs(3)	—	—	59,340	59,340
2009 Performance Award(4)	—	—	921,375	506,250
2010 Performance Award(5)	—	400,000	400,000	—
2011 Performance Award(6)	—	206,000	206,000	—
Special Incentive Program(7)	1,500,000	1,500,000	1,500,000	—
Other Benefits:
Health care(8)	—	—	284,424	—
Disability(9)	—	—	4,221,536	—
Life Insurance(10)	—	—	66,107	—
Total	1,500,000	2,106,000	8,029,582	565,590

(1)	Assumes total and permanent disability on December 31, 2011. Because Mr. Simonte has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amount assumes continued employment (on leave) until retirement.

(2)	Under AAM’s Incentive Compensation Plan for Executive Officers, in the event of disability or retirement, the incentive award is pro-rated through the date of disability or retirement. The amount for Mr. Simonte reflects the annual incentive earned in 2011 and paid in March 2012.

(3)	Outstanding PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control.

(4)	The 2009 performance award payable to Mr. Simonte in the event of disability would be based on actual performance through December 31, 2011. Reflects award earned through December 31, 2011 paid in March 2012. Upon a change in control, the award is payable at target.

(5)	The 2010 performance award payable to Mr. Simonte in the event of a disability or not for cause termination would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2011, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The awards do not include a provision for payment upon change in control.

(6)	The 2011 performance award payable to Mr. Simonte in the event of a disability or not for cause termination would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2011, one-third of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The awards do not include a provision for payment upon change in control.

(7)	Under the special incentive program, in the event of disability, resignation for good reason or termination other than for cause, Mr. Simonte is entitled to award amounts earned and not previously paid. Reflects the remaining three annual installments of $500,000.

(8)	Under the disability scenario, reflects health care benefits until retirement.

(9)	Reflects benefits equal to 100% of base salary for year one and 66 2/3% of base salary until retirement.

(10)	Under the disability scenario, reflects basic and supplemental life insurance benefits until retirement at age 65.

David C. Dauch

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Mr. D.C. Dauch as of December 31, 2011. Mr. D.C. Dauch was not eligible to retire as of December 31, 2011.

	For Good Reason Resignation ($)	Not for Cause Termination ($)	Disability Retirement(1) ($)	Change in Control ($)
Compensation:
Annual Incentive(2)	—	—	585,000	—
Long Term Incentives:
PARS and RSUs(3)	—	—	74,175	74,175
2009 Performance Award(4)	—	—	1,695,330	931,500
2010 Performance Award(5)	—	672,000	672,000	—
2011 Performance Award(6)	—	390,000	390,000	—
Special Incentive Program(7)	2,625,000	2,625,000	2,625,000	—
Other Benefits:
Deferred Compensation(8)	262,608	262,608	262,608	262,608
Health care(9)	—	—	287,874	—
Disability(10)	—	—	4,916,566	—
Life Insurance(11)	—	—	86,107	—
Total	2,887,608	3,949,608	11,594,660	1,268,283

(1)	Assumes total and permanent disability on December 31, 2011. Because Mr. D.C. Dauch has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amount assumes continued employment (on leave) until retirement.

(2)	Under AAM’s Incentive Compensation Plan for Executive Officers, in the event of disability or retirement, the incentive award is pro-rated through the date of disability or retirement. The amount for Mr. D.C. Dauch reflects the annual incentive earned in 2011 and paid in March 2012.

(3)	Outstanding PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control.

(4)	The 2009 performance award payable to Mr. D.C. Dauch in the event of disability would be based on actual performance through December 31, 2011. Reflects award earned through December 31, 2011 paid in March 2012. Upon a change in control, the award is payable at target.

(5)	The 2010 performance award payable to Mr. D.C. Dauch in the event of a disability or not for cause termination would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2011, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The awards do not include a provision for payment upon a change in control.

(6)	The 2011 performance award payable to Mr. D.C. Dauch in the event of a disability or not for cause termination would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2011, one-third of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The awards do not include a provision for payment upon change in control.

(7)	Under the special incentive program, in the event of disability, resignation for good reason or termination other than for cause, Mr. D.C. Dauch is entitled to program amounts earned and not previously paid. Reflects the remaining three annual installments of $875,000.

(8)	Assumes amount is payable in a lump sum upon occurrence of termination event.

(9)	Under the disability scenario, reflects health care benefits to retirement.

(10)	Reflects benefits equal to 100% of base salary for year one and 60% of base salary to retirement.

(11)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement at age 65.

John J. Bellanti

The following table shows the estimated potential payments upon termination, retirement and a change in control for Mr. Bellanti as of December 31, 2011. Mr. Bellanti was eligible to retire on December 31, 2011. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2011. See Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K.

	For Good Reason Resignation ($)	Not for Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Change in Control ($)
Compensation:
Annual Incentive(2)	—	—	307,022	307,022	—
Retirement Plans:
Defined Benefit
Retirement Program(3)	—	—	1,106,378	817,893	—
SERP(4)	—	—	574,692	896,710	—
Welfare Benefit(5)	—	—	170,799	170,799	—
Equity:
PARS and RSUs(6)	—	—	59,340	—	59,340
2009 Performance Award(7)	—	—	859,950	859,950	472,500
2010 Performance Award(8)	—	368,000	368,000	368,000	—
2011 Performance Award(9)	—	189,520	189,520	189,520	—
Special Incentive Program(10)	450,000	450,000	450,000	—	—
Other Benefits:
Deferred Compensation(11)	502,763	502,763	502,763	502,763	502,763
Total	952,763	1,510,283	4,588,464	4,112,657	1,034,603

(1)	Assumes retirement due to total and permanent disability on December 31, 2011.

(2)	Under AAM’s Incentive Compensation Plan for Executive Officers, in the event of disability or retirement, the incentive award is pro-rated through the date of disability or retirement. The amount for Mr. Bellanti reflects the annual incentive earned in 2011 and paid in March 2012.

(3)	Reflects a joint and survivor annuity benefit payable monthly.

(4)	The present value calculated under the alternative formula assuming a joint and survivor annuity benefit payable monthly under the disability and retirement scenarios.

(5)	Reflects benefits for Mr. Bellanti and his spouse assuming retirement on December 31, 2011 under the welfare benefit plan effective January 1, 2008.

(6)	Outstanding PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control.

(7)	The 2009 performance award payable to Mr. Bellanti in the event of disability or retirement would be based on actual performance through December 31, 2011. Reflects award earned through December 31, 2011 paid in March 2012. Upon a change in control, the award is payable at target.

(8)	The 2010 performance award payable to Mr. Bellanti in the event of a disability, retirement or not for cause termination would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2011, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The awards do not include a provision for payment upon change in control.

(9)	The 2011 performance award payable to Mr. Bellanti in the event of a disability, retirement or not for cause termination would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2011, one-third of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The awards do not include a provision for payment upon change in control.

(10)	Under the special incentive program, in the event of disability, resignation for good reason or termination other than for cause, Mr. Bellanti is entitled to program amounts earned and not previously paid. Reflects the remaining three annual installments of $150,000.

(11)	Assumes amount is payable in a lump sum upon occurrence of termination event.

Norman Willemse

The following table shows estimated potential payments upon resignation, termination, disability and a change in control for Mr. Willemse as of December 31, 2011. Mr. Willemse was eligible to retire as of December 31, 2011 under the Albion Pension Plan. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2011. See Note 8 to the audited consolidated financial statements in our Annual Report on Form 10-K.

	Not for Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Change in Control ($)
Compensation:
Annual Incentive(2)	—	136,350	136,350	—
Retirement Plans:
Defined Benefit
Retirement Program(3)	—	—	213,037	—
Long Term Incentives:
PARS and RSUs(4)	—	59,340	—	59,340
2009 Performance Award(5)	—	466,830	466,830	256,500
2010 Performance Award(6)	156,560	156,560	156,560	—
2011 Performance Award(7)	80,800	80,800	80,800	—
Other Benefits:
Health care(8)	—	178,249	—	—
Disability(9)	—	1,504,484	—	—
Life Insurance(10)	—	38,297	—	—
Total	237,360	2,620,910	1,053,577	315,840

(1)	Assumes total and permanent disability on December 31, 2011. Amount assumes continued employment (on leave) until retirement.

(2)	Under AAM’s Incentive Compensation Plan for Executive Officers, in the event of disability or retirement, the incentive award is pro-rated through the date or disability or retirement. The amount for Mr. Willemse reflects the annual incentive earned in 2011 and paid in March 2012.

(3)	Reflects Mr. Willemse’s benefits in the Albion Pension Plan as of December 31, 2011.

(4)	Outstanding PARS and RSU awards vest upon termination of employment due to death, disability or upon a change in control.

(5)	The 2009 performance award payable to Mr. Willemse in the event of disability or retirement would be based on actual performance through December 31, 2011. Reflects award earned through December 31, 2011 paid in March 2012. Upon a change in control, the award is payable at target.

(6)	The 2010 performance award payable to Mr. Willemse in the event of a disability, retirement or not for cause termination would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2011, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The awards do not include a provision for payment upon change in control.

(7)	The 2011 performance award payable to Mr. Willemse in the event of a disability, retirement or not for cause termination would be based on actual performance and on the pro-rata portion of his employment as compared to the performance period. As of December 31, 2011, one-third of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The awards do not include a provision for payment upon change in control.

(8)	Under the disability scenario, reflects health care benefits to retirement.

(9)	Reflects benefits equal to 100% of base salary for year one and 60% of base salary until retirement.

(10)	Under the disability scenario, reflects basic and supplemental life insurance benefits to retirement at age 65.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

AAM is seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (CD&A) and narrative and tabular disclosures in this proxy statement. In the CD&A, we have provided a detailed description of our compensation programs, including our compensation philosophy and objectives, the individual elements of executive pay, and how the programs are administered. We encourage you to review the CD&A, together with the other narrative and tabular disclosures, in considering your advisory vote on our named executive officers’ compensation.

Our executive officer compensation program is designed to reward performance that supports the achievement of the Company’s business objectives and creates long-term stockholder value. The Compensation Committee considers the following fundamental objectives, among others, in determining our compensation programs for our executive officers:

•	Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth.
•	Compensation and benefit programs should foster the long-term focus required for success in the global automotive industry.
•	Executive officers should be AAM stockholders.
•	The objectives of rewarding performance and retention should be balanced.

Features of our compensation program and practices include the following:

•	A significant portion of executive compensation is tied to Company performance. Payouts of annual and long-term incentive awards are based on the achievement of a mix of financial objectives.
•	Executive officers are required to comply with stock ownership guidelines established by the Compensation Committee and are prohibited from hedging/pledging Company stock.
•	There are no golden parachute agreements and no excise tax gross-ups.

For the reasons highlighted above, and more fully discussed in the CD&A, the Board unanimously recommends a vote for the approval of the compensation of our named executive officers.

Although the vote on this proposal is advisory and non-binding, the Board and the Compensation Committee will consider the voting results when making future compensation decisions.

The Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

2011 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Total 2011 compensation of our non-employee directors is shown below.

Name	Fees Earned or Paid in Cash ($)	Non-Equity Incentive Plan Compensation(1) ($)	Total ($)
Salvatore J. Bonanno, Sr.	74,500	78,400	152,900
Elizabeth A. Chappell	82,500	78,400	160,900
Forest J. Farmer	102,500	78,400	180,900
Steven B. Hantler(2)	3,500	—	3,500
Richard C. Lappin	82,500	78,400	160,900
James A. McCaslin(2)	58,500	—	58,500
William P. Miller II	86,500	78,400	164,900
John F. Smith(2)	1,500	—	1,500
Larry K. Switzer	90,500	78,400	168,900
Thomas K. Walker	114,500	78,400	192,900
Dr. Henry T. Yang	78,500	78,400	156,900

(1)	Reflects amounts earned under the 2010 deferred compensation unit (DCUs) award as described below.

(2)	Mr. McCaslin joined the Board effective February 8, 2011. Mr. Hantler and Mr. Smith joined the Board effective October 27, 2011.

No equity awards were granted to non-employee directors during 2011. As of December 31, 2011, each non-employee director had the following number of outstanding options and restricted stock units (RSUs):

Name	Option Awards Outstanding ($)	Restricted Stock Units Outstanding ($)
Salvatore J. Bonanno, Sr.	—	—
Elizabeth A. Chappell	5,000	11,100
Forest J. Farmer	7,500	4,600
Steven B. Hantler	—	—
Richard C. Lappin	7,500	5,650
James A. McCaslin	—	—
William P. Miller II	7,500	14,350
John F. Smith	—	—
Larry K. Switzer	7,500	14,350
Thomas K. Walker	7,500	7,850
Dr. Henry T. Yang	7,500	11,100

Elements of Compensation

Our non-employee director compensation program consists of annual retainer and meeting attendance fees and an annual award of deferred compensation units (DCUs) as described below. Employee directors do not receive compensation for service on the Board.

The Board of Directors, upon the recommendation of the Compensation Committee, approved an increase in the annual retainer and the annual DCU award amount for non-employee directors for

2011. The adjustments to AAM’s non-employee director compensation program were made in consideration of a market study of non-employee director compensation performed in 2010 by the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC.

2011 Annual Retainer and Meeting Attendance Fees

Annual retainer	$60,000
Board meeting attendance fee	1,500
Committee meeting attendance fee:
Committee chairman	3,000
Other committee members	2,000
Committee chairman attendance at meetings at the Company for Committee-related business	1,000

Deferred Compensation Units

In April 2011, annual DCU awards of $80,000 were made to each non-employee director as of the 2011 annual meeting of stockholders. The DCU awards vest in one year and the total payment will be based on AAM’s total shareholder return, with payments ranging from 80% to 120% of the DCU award amount. In 2010, DCU awards of $70,000 were granted. These 2010 DCUs vested in 2011 and resulted in a payout of 112% of target, or $78,400.

Deferral

Non-employee directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under AAM’s Executive Deferred Compensation Plan. The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the plan, which is described in Nonqualified Deferred Compensation above. Non-employee directors may also elect to defer settlement of RSUs and DCUs until after termination of service from the Board.

Stock Ownership Guidelines

The stock ownership guidelines for non-employee directors recommend minimum ownership of 4,000 shares of AAM common stock. Stock ownership of our non-employee directors is shown in the Security Ownership section below.

SECURITY OWNERSHIP

The following tables show the number of shares of AAM common stock beneficially owned as of March 1, 2012 by:

•	each person known to us who beneficially owns more than 5 percent of AAM common stock;
•	each of our non-employee directors and nominees;
•	our named executive officers; and
•	all directors, nominees and executive officers (as of March 1, 2012) as a group.

A beneficial owner of stock is a person who has voting power (the power to control voting decisions) or investment power (the power to cause the sale of the stock). All individuals listed in the tables have sole voting and investment power over the shares unless otherwise noted.

The beneficial ownership calculation includes 74,982,287 shares of AAM common stock outstanding on March 1, 2012.

MORE THAN 5% BENEFICIAL OWNERS

The following persons have filed reports with the SEC for the period ending December 31, 2011, stating that they beneficially own more than five percent of AAM’s common stock.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Barrow, Hanley, Mewhinney & Strauss, Inc.(1)	5,418,471	7.19
2200 Ross Avenue, 31st Floor Dallas, TX 75201
JB Investments Management, LLC(2)	5,185,007	6.90
355 Valley Park Road Phoenixville, PA 19460
TIAA-CREF Investment Management, LLC(3)	3,846,047	5.11
730 Third Avenue New York, NY 10017

(1)	Based on the Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc., reporting shared voting power over 2,779,600 shares, sole voting power over 2,638,871 shares, and sole investment power over 5,418,471 shares.

(2)	Based on the Schedule 13G filed by JB Investments Management, LLC, reporting shared voting power over 2,941,201, sole voting power over 2,243,806, and sole investment power over 5,185,007 shares.

(3)	Based on the Schedule 13G filed jointly by TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc., reporting sole voting and investment power over 3,846,047 shares.

DIRECTORS AND EXECUTIVE OFFICERS

	Shares Beneficially Owned(1)(2)	Percent of Shares Outstanding
Directors
Salvatore J. Bonanno, Sr.	25,000	*
Elizabeth A. Chappell	17,100	*
Forest J. Farmer	33,568	*
Steven B. Hantler	5,000	*
Richard C. Lappin	21,950	*
James A. McCaslin	4,000	*
William P. Miller II	27,850	*
John F. Smith	5,000	*
Larry K. Switzer	22,850	*
Thomas K. Walker	23,350	*
Dr. Henry T. Yang	19,600	*
Named Executive Officers(3)
Richard E. Dauch(4)	6,991,957	9.2
Michael K. Simonte	104,451	*
David C. Dauch(5)	147,131	*
John J. Bellanti	92,279	*
Norman Willemse	42,714	*
Directors and Executive Officers as a Group (27 persons)(6)	8,181,484	10.7

(*)	Less than 1 percent of the outstanding shares of AAM common stock.

(1)	Includes RSUs awarded to non-employee directors that have vested. For the number of RSUs held by each non-employee director, see table to the 2011 Compensation of Non-Employee Directors.

(2)	Includes the following number of shares of common stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 5,000 for Ms. Chappell; 7,500 for Mr. Farmer, Mr. Lappin, Mr. Miller, Mr. Switzer, Mr. Walker and Dr. Yang; 1,050,000 for Mr. R.E. Dauch; 60,000 for Mr. Simonte; 96,000 for Mr. D.C. Dauch; 65,700 for Mr. Bellanti and 25,200 for Mr. Willemse.

(3)	Includes shares of PARS held by NEOs over which they have sole voting power but no investment power: 3,600 for Mr. Simonte; 4,500 for Mr. D.C. Dauch; 3,600 for Mr. Bellanti and 6,000 for Mr. Willemse.

(4)	Includes 2,069,545 shares of AAM common stock held in family trusts and 111,710 held in a charitable family foundation. Mr. R.E. Dauch shares voting and investment power over shares held by the family trusts and the charitable family foundation. Also includes 3,760,702 shares held by the Sandra J. Dauch Gift Trust, of which Mr. R.E. Dauch is trustee.

(5)	Includes 548 shares held in trusts for the benefit of Mr. D.C. Dauch’s children.

(6)	Includes shares held jointly with family members over which a director or executive officer shares voting and/or investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of these reports, and written representations from such reporting persons, we believe that the Section 16(a) filing requirements for such reporting persons were met during 2011, except as follows: A Form 4 report for one transaction was filed one day late for Thomas K. Walker and a Form 4 report for one transaction was filed two days late for Forest J. Farmer.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee of the Board of Directors of AAM has appointed Deloitte & Touche LLP to serve as the independent registered public accounting firm to examine the Company’s consolidated financial statements for the year ending December 31, 2012. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether the appointment is appropriate and will use its discretion in determining whether the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP will attend the 2012 annual meeting and be available to make a statement or respond to appropriate questions.

The Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors. Management has primary responsibility for preparing the consolidated financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon the effectiveness of the internal control over financial reporting under the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, D&T and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements for the year ended December 31, 2011, and the Company’s internal controls. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, D&T submitted to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding D&T’s communication with the Audit Committee concerning independence from the Company. Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2011 be included in the Company’s 2011 Annual Report on Form 10-K.

Audit Committee of the Board of Directors

William P. Miller II, Chairman

John F. Smith*

Larry K. Switzer

Thomas K. Walker

*Mr. Smith was appointed to the Audit Committee effective February 1, 2012.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services (including scope, fee structure and the potential effect of the service on the auditor’s independence) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2011. During fiscal 2011, all services provided by D&T as noted in the table below were authorized and approved by the Audit Committee in compliance with pre-approval policies and procedures described herein.

Independent Registered Public Accounting Firm’s Fees

The aggregate amount of fees billed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during the previous two fiscal years is as follows:

	December 31,
	2011	2010
Audit Fees(1)	$1,181,000	$1,353,000
Audit Related Fees(2)	—	—
Tax Fees(3)	238,000	32,000
All Other Fees	—	—

Total	$1,419,000	$1,385,000

(1)	Includes fees for the audit of annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits, consents and comfort letters, reviews of documents filed with the SEC and other services related to SEC matters. Audit fees also include fees incurred in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees are for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes fees related to internal control, financial accounting and reporting standards.

(3)	Fees for tax services in 2011 and 2010 consisted of fees for tax compliance, tax advice and tax planning services.

OTHER MATTERS

Expenses of Solicitation

The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. Proxy materials were distributed by mail by Computershare Trust Company, N.A. In addition, AAM will reimburse brokers, banks and other holders of record for their expenses in forwarding proxy materials to stockholders.

We have retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of certain out-of-pocket expenses. Georgeson may be contacted at (866) 432-2791. In addition, our officers and certain other employees may solicit proxies personally or by telephone, fax or e-mail. They will receive no special compensation for these services.

Stockholder Proposals for 2013 Annual Meeting

Under SEC rules, stockholder proposals for the 2013 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 17, 2012 in order to be eligible for inclusion in the Company’s 2013 proxy materials. In addition, AAM’s bylaws require stockholders intending to present any matter for consideration at the 2013 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February 16, 2013, but no earlier than January 27, 2013.

Obtaining a copy of 2011 Form 10-K

AAM will furnish to stockholders without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2011. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198, or by e-mail to investorrelations@aam.com. The 2011 Annual Report on Form 10-K is available on our website at http://investor.aam.com/phoenix.zhtml?c=63076&p=irol-sec.

APPENDIX A

American Axle  & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan

ARTICLE 1. ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment.    American Axle & Manufacturing Holdings, Inc., a Delaware corporation, establishes an incentive compensation plan to be known as American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2 Purpose of this Plan.    The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees as well as Non-Employee Directors, and (c) enabling the Company to attract and retain qualified and competent persons to serve as members of an outstanding management team and the Board of Directors of the Company upon whose judgment, interest, and performance are required for the successful and sustained operations of the Company.

1.3 Duration of this Plan.    Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

ARTICLE 2. DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.2 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.3 “Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the applicable regulations and guidance promulgated thereunder and any successor or similar provision.

2.8 “Committee” means the Compensation Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee in which case references to the “Committee” shall be deemed references to the Board. The Committee shall be constituted to comply with the requirements of Rule 16(b) of the Exchange Act, Code Section 162(m) and any applicable listing or governance requirements of any securities exchange on which the Shares are listed; provided, however, that, if any Committee member is found not to have met the qualification requirements of Code Section 162(m) and Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

2.9 “Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class of share or other securities as may be applicable under Section 4.4 of the Plan.

2.10 “Company” means American Axle & Manufacturing Holdings, Inc., and any successor thereto as provided in Section 23.22.

2.11 “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.12 “Director” means any individual who is a member of the Board of Directors of the Company.

2.13 “Dividend Equivalent” has the meaning set forth in Section 18.

2.14 “Effective Date” has the meaning set forth in Section 1.1.

2.15 “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto and the regulations and guidance promulgated thereunder.

2.17 “Fair Market Value” or “FMV” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee (based on objective criteria) from time to time. In the absence of any alternative valuation methodology approved by the Committee, Fair Market Value shall be deemed to be equal to the closing selling price of a Share on the trading day immediately preceding the date on which such valuation is made on the New York Stock Exchange (“NYSE”), or such established national securities exchange as may be designated by the Committee or, in the event that the Common Stock is not listed for trading on the NYSE or such other national securities exchange as may be designated by the Committee but is quoted on an automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred). The definition of FMV may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.18 “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.19 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

2.20 “Incentive Stock Option” or “ISO” means an Award granted pursuant Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.21 “Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) of the Exchange Act (or any successor provision)) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.22 “Non-Employee Director” means a Director who is not an Employee.

2.23 “Nonqualified Stock Option” or “NQSO” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.24 “Option” means an Award granted to a Participant pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.25 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.26 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 12.

2.27 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.28 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.29 “Performance Measures” means measures, as described in Article 14, upon which performance goals are based and that are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.30 “Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.31 “Performance Share” means an Award granted pursuant to Article 10.

2.32 “Performance Unit” means an Award granted pursuant to Article 11.

2.33 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Articles 8 and 9.

2.34 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.35 “Plan” means the American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan, as may be amended from time to time.

2.36 “Restricted Stock” means an Award granted pursuant to Article 8.

2.37 “Restricted Stock Unit” means an Award granted pursuant to Article 9.

2.38 “Share” means a share of Common Stock.

2.39 “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7.

2.40 “Subsidiary” means (i) a corporation or other entity (whether domestic or foreign) with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

2.41 “Termination of Employment” means the termination of the Participant’s employment with the Company and the Subsidiaries, regardless of the reason for the termination of employment.

2.42 “Termination of Directorship” means the time when a Non-Employee Director ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement.

2.43 “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or a Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or Subsidiary to render such services.

ARTICLE 3. ADMINISTRATION

3.1 General.    The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. No member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice. All actions taken and all interpretations and determinations made by the Committee shall be made in its sole discretion and shall be final, binding and conclusive upon the Participants, the Company or Subsidiary, and all other interested individuals.

3.2 Authority of the Committee.    Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration, interpretation and implementation of the Plan including, but not limited to, the following:

(a) To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;

(b) To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c) To approve forms of Award Agreements for use under the Plan;

(d) To determine Fair Market Value of a Share in accordance with Section 2.17 of the Plan;

(e) To amend the Plan, an Award or any Award Agreement after the date of grant subject to the terms of the Plan;

(f) To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of the Plan shall govern;

(g) To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(h) To determine whether Awards will be settled in Shares, cash or in any combination thereof;

(i) To determine whether Awards will provide for Dividend Equivalents;

(j) To establish a program whereby Participants designated by the Committee may elect to receive Awards under the Plan in lieu of compensation otherwise payable in cash; and

(k) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers.

3.3 Delegation.    To the extent not prohibited by applicable laws, rules and regulations, the Committee may delegate to (i) one or more of its members, (ii) one or more officers of the Company or any Subsidiary or (iii) one or more agents or advisors such administrative duties or powers as it may deem appropriate or advisable under such conditions and limitations as the Committee may set at the time of such delegation or thereafter. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Notwithstanding the foregoing, the Committee may not delegate its authority (i) to make Awards to Employees (A) who are Insiders, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Code Section 162(m) or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) pursuant to Section 21 of the Plan. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3.3.

ARTICLE 4. SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

4.1 Number of Shares Authorized and Available for Awards.    Subject to adjustment as provided under the Plan, the maximum number of Shares that are available for Awards under the Plan shall be 5,000,000 Shares. Such Shares may be authorized and unissued Shares, Shares that have been reacquired by the Company, treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options.

4.2 Share Usage.    The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan:

(a) The number of Shares related to an Award granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled through the issuance of consideration other than Shares (including cash), shall be available again for grant under this Plan.

(b) The number of Shares tendered by a Participant (by either actual delivery or attestation) or withheld by the Company to pay the Option Price of an Option granted under this Plan to satisfy the Participant’s tax withholding obligations associated with the exercise or settlement of an Award granted under this Plan, shall become available again for grant under this Plan.

(c) All of the Shares that were subject to a share settled SAR granted under this Plan (to the extent exercised) shall become available again for grant under this Plan.

4.3 Annual Award Limits.    Subject to adjustments pursuant to Section 4.4,

(a) the maximum number of Shares that may be issued pursuant to Options and SARs granted to any Participant in any calendar year shall be 2,000,000 Shares;

(b) the maximum number of Shares that may be paid to any Participant in any calendar year under an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock Based Awards shall be 2,000,000 Shares determined as of the date of grant; and

(c) the maximum aggregate amount that may be paid to any Participant in any calendar year under an Award of Performance Units, Cash-Based Awards or any other Award that is payable in cash shall be $6,000,000, determined as of the date of grant.

4.4 Adjustments in Authorized Shares.    Adjustment in authorized Shares available for issuance under the Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a) In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, reclassification, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, rights offering to purchase Shares at a price that is substantially below FMV or any other similar corporate event or transaction (“Corporate Transactions”), the Committee, in order to preserve, but not increase, Participants’ rights under this Plan, shall substitute or adjust, as applicable, (1) the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, (2) the number and kind of Shares subject to outstanding Awards (including by payment of cash to a Participant), (3) the Option Price or Grant Price applicable to outstanding Awards, and (4) the Annual Award Limits and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment subject to applicable laws, rules and regulations.

(b) In addition to the adjustments permitted under paragraph 4.4(a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Award that it deems appropriate to reflect any Corporate Transaction, including, but not limited to, modifications of performance goals and changes in the length of Performance Periods, subject to the limitations set forth in Section 14.4.

(c) The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1 Eligibility to Receive Awards.    Individuals eligible to participate in this Plan include all Employees, Directors and Third-Party Service Providers.

5.2 Participation in the Plan.    Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in the Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

ARTICLE 6. STOCK OPTIONS

6.1 Grant of Options.    Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

6.2 Option Price.    The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to 100% of the FMV of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 4.4.

6.3 Term of Option.    The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth anniversary date of its grant. If upon the expiration of the term of an Option (other than an Incentive Stock Option), a Participant is prohibited from trading in the Shares by applicable laws, rules or regulations or the Company’s insider trading plan as in effect from time to time, the term of the Option shall be automatically extended to the 30th day following the expiration of such prohibition; provided, however, that this provision shall not apply if prohibited by applicable laws, rules and regulations in effect from time to time.

6.4 Exercise of Option.    An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5 Payment of Option Price.    An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a) in cash or its equivalent;

(b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c) by a cashless (broker-assisted) exercise in accordance with procedures authorized by the Committee from time to time;

(d) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the Option Price;

(e) by any combination of (a), (b), (c) and (d); or

(f) any other method approved or accepted by the Committee in its sole discretion.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.6 Special Rules Regarding ISOs.    The terms of any Incentive Stock Option (“ISO”) granted under the Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time. Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a) Special ISO definitions:

(i) “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii) “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii) A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b) Eligible employees.    An ISO may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary.

(c) Specified as an ISO.    An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d) Option price.    The Option Price for each grant of an ISO shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be not less than 110% of such Fair Market Value), subject to adjustment provided for under Section 4.4.

(e) Right to exercise.    Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant.

(f) Exercise period.    The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% Owner) from the date on which the ISO was granted.

(g) Termination of employment.    In the event a Participant terminates employment due to death or Disability (as defined in Code Section 22(e)(3), the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability; as applicable, provided, however, that such period may not exceed one year from the date of such termination of employment or if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or Disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such termination of employment; provided, however, that such period may not exceed three months from the date of such termination of employment or if shorter, the remaining term of the ISO.

(h) Dollar limitation.    To the extent that the aggregate Fair Market Value of (i) the Shares with respect to which Options designated as Incentive Stock Options plus (ii) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of such Incentive Stock Options during any calendar year under all plans of the Company and ISO Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.

(i) Duration of plan.    No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.

(j) Notification of disqualifying disposition.    If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(k) Transferability.    No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1 Grant of SARs.    SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.

7.2 Grant Price.    The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the FMV of a Share as of the Grant Date, subject to adjustment as provided for under Section 4.4.

7.3 Term of SAR.    The term of an SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth anniversary date of its grant.

7.4 Exercise of SAR.    An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.5 Notice of Exercise.    An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

7.6 Settlement of SARs.    Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.

(b) The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement.

ARTICLE 8. RESTRICTED STOCK

8.1 Grant of Restricted Stock.    Restricted Stock may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

8.2 Nature of Restrictions.    Each grant of Restricted Stock shall subject to a Restriction Period that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a) A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;

(b) Restrictions based upon the achievement of specific performance goals;

(c) Time-based restrictions on vesting following the attainment of the performance goals;

(d) Time-based restrictions; and/or

(e) Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

8.3 Issuance of Shares.    To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares of Restricted Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations).

8.4 Shareholder Rights.    Unless otherwise determined by the Committee and set forth in a Participant’s applicable Award Agreement, to the extent permitted or required by law a Participant holding Shares of Restricted Stock granted hereunder shall be granted full rights as a shareholder (including voting rights) with respect to those Shares during the Period of Restriction.

ARTICLE 9. RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units.    Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of a Restricted Stock Unit or Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of each Share based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Restriction Period. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

9.2 Nature of Restrictions.    Each grant of Restricted Stock Units shall be subject to a Restriction Period that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a) A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;

(b) Restrictions based upon the achievement of specific performance goals;

(c) Time-based restrictions on vesting following the attainment of the performance goals;

(d) Time-based restrictions; and/or

(e) Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

9.3 Settlement and Payment Restricted Stock Units.    Unless otherwise elected by the Participant or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement may be made in Shares, cash or a combination thereof, as specified in the Award Agreement.

ARTICLE 10. PERFORMANCE SHARES

10.1 Grant of Performance Shares.    Performance Shares may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Shares shall be evidenced by an Award Agreement.

10.2 Value of Performance Shares.    Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3 Earning of Performance Shares.    After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.4 Form and Timing of Payment of Performance Shares.    The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.

ARTICLE 11. PERFORMANCE UNITS

11.1 Grant of Performance Units.    Subject to the terms and provisions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Units shall be evidenced by an Award Agreement.

11.2 Value of Performance Units.    Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Units that shall be settled and paid to the Participant.

11.3 Earning of Performance Units.    After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

11.4 Form and Timing of Payment of Performance Units.    The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee.

ARTICLE 12. OTHER STOCK-BASED AWARDS AND CASH-BASED AWARDS

12.1 Grant of Other Stock-Based Awards and Cash-Based Awards.

(a) The Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan, including, but not limited to, the grant or offer for sale of unrestricted Shares and the grant of deferred Shares or deferred Share units, in such amounts and subject to such terms and conditions, as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b) The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

(c) Each grant of Other Stock-Based Awards and Cash-Based Awards shall be evidenced by an Award Agreement.

12.2 Value of Other Stock-Based Awards and Cash-Based Awards.

(a) Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion.

(b) Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

12.3 Payment of Other Stock-Based Awards and Cash-Based Awards.    Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.

ARTICLE 13. TRANSFERABILITY OF AWARDS AND SHARES

13.1 Transferability of Awards.    Except as provided in Section 13.2, during a Participant’s lifetime, Options and SARs shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind. Any purported transfer in violation of this Section 13.1 shall be null and void.

13.2 Committee Action.    Notwithstanding Section 13.1, the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, determine that any or all Awards shall be transferable, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. “Permitted Transferees” include (i) a Participant’s family member, (ii) one or more trusts established in whole or in part for the benefit of one or more of such family members, (iii) one or more entities which are beneficially owned in whole or in part by one or more such family members, or (iv) a charitable or not-for-profit organization. No Award may be transferred for value without shareholder approval.

13.3 Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

ARTICLE 14. PERFORMANCE-BASED COMPENSATION AND COMPLIANCE

WITH CODE SECTION 162(M)

14.1 Compliance with Section 162(m).    The provisions of the Plan are intended to ensure that all Options and SARs granted hereunder to any Participant who is or may be a Covered Employee at the time of exercise of such Option or SAR qualify for exemption from the limitation on deductibility imposed by Code Section 162(m) and that such Options and SARs shall therefore be considered Performance-Based Compensation and this Plan shall be interpreted and operated consistent with that intention. The Committee may designate any Award (other than an Option or SAR) as Performance-Based Compensation upon grant, in each case based upon a determination that (i) the Participant is or may be a Covered Employee with respect to such Award, and (ii) the Committee wishes such award to qualify for exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Section 162(m)(4)(c). The Committee shall have the sole authority to specify which Awards are to be granted in compliance with Section 162(m) and treated as Performance-Based Compensation.

14.2 162(m) Performance-Based Compensation Grant.    The Participants to receive Performance-Based Compensation will be designated, and the targets for the applicable Performance Measures will be established, by the Committee within ninety (90) days following the commencement of the applicable performance period (or such earlier or later date permitted or required by Code Section 162(m)). Each Participant will be assigned a target dollar amount or number of Shares payable if the applicable performance targets are achieved. Any payment of Performance-Based Compensation intended to comply with Code Section 162(m) shall be conditioned on the written certification of the Committee in each case that the applicable targets for the Performance Measures and any other material conditions were satisfied. The Committee may determine, at the time of Award grant, that if performance exceeds the specified targets, the Award may be settled with payment greater than the target amount, but in no event may such payment exceed the Annual Award Limits. The Committee retains the right to reduce any Award notwithstanding the attainment of the target Performance Measures.

14.3 Performance Measures.    The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Book value or earnings per Share;

(b)	Cash flow, free cash flow or operating cash flow;

(c)	Earnings before or after either, or any combination of, interest, taxes, depreciation,

or amortization;

(d)	Expenses/costs;

(e)	Gross, net or pre-tax income (aggregate or on a per-share basis);

(f)	Net income as a percentage of sales;

(g)	Gross or net operating margins or income, including operating income;

(h)	Gross or net sales or revenues;

(i)	Gross profit or gross margin;

(j)	Improvements in capital structure, cost of capital or debt reduction;

(k)	Market share or market share penetration;

(l)	Growth in managed assets;

(m)	Reduction of losses, loss ratios and expense ratios;

(n)	Asset turns, inventory turns or fixed asset turns;

(o)	Operational performance measures;

(p)	Profitability ratios (pre or post tax);

(q)	Profitability of an identifiable business unit or product;

(r)	Return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment, economic value added or similar metric);

(s)	Share price (including growth or appreciation in share price and total shareholder return);

(t)	Strategic business objectives (including objective project milestones);

(u)	Transactions relating to acquisitions or divestitures; or

(v)	Working capital.

Any Performance Measure(s) may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Subsidiary as a whole or any business unit or division of the Company or any Subsidiary or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures, or (v) any combination of the foregoing. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 14.

14.4 Evaluation of Performance.    The Performance Measures shall be determined in accordance with generally accepted accounting principles consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The Committee may provide in any Award intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses, and (g) gains and losses that are treated as extraordinary items under Financial Accounting Standard No. 145 (Accounting Standards Codification 225). To the extent such inclusions or exclusions affect Awards to Covered Employees; they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.5 Adjustment of Performance-Based Compensation.    Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

14.6 Committee Discretion.    In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures or permit flexibility with respect to the terms of any Award or Awards to be treated as Performance-Based Compensation without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.3.

ARTICLE 15. TERMINATION OF EMPLOYMENT; TERMINATION OF DIRECTORSHIP AND TERMINATION AS A THIRD-PARTY SERVICE PROVIDER

The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s Termination of Employment or Termination of Directorship. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award. Such provisions shall be determined by the Committee in its sole discretion and may be specified in the applicable Award Agreement or determined at a subsequent time. The Committee’s decisions need not be uniform among all Award Agreements and Participants and may reflect distinctions based on the reasons for termination. In addition, the Committee shall determine, in its sole discretion, the circumstances constituting a termination as a Third-Party Service Provider and shall set forth those circumstances in each Award Agreement entered into with each Third-Party Service Provider.

ARTICLE 16. NON-EMPLOYEE DIRECTOR AWARDS

16.1 Awards to Non-Employee Directors.    The Board or Committee shall determine and approve all Awards to Non-Employee Directors. The terms and conditions of any grant of any Award to a Non-Employee Director shall be set forth in an Award Agreement.

16.2 Awards in Lieu of Fees.    The Board or Committee may permit a Non-Employee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

ARTICLE 17. EFFECT OF A CHANGE IN CONTROL

The Committee shall have full authority to determine the effect, if any, of a change in control of the Company or any Subsidiary on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which may be specified in the applicable Award Agreement or determined at a subsequent time. Subject to applicable laws, rules and regulations, the Board or the Committee shall, at any time prior to, coincident with or after the effective time of a change in control, take such actions as it may consider appropriate, including, without limitation: (i) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Committee; (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such change in control; (iii) causing the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such change in control; or (iv) permit or require Participants to surrender outstanding Options and SARs in exchange for a cash payment equal to the difference, if any, between the highest price paid for a Share in the change in control transaction and the Exercise Price of the Award (with out-of-the-money Options being cancelled for no consideration).

ARTICLE 18. DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends (“Dividend Equivalents”) or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Code Section 409A. Dividends or Dividend Equivalents with respect to Awards that vest based on the achievement of Performance Measures shall be accumulated until such Award is earned, and the dividends or Dividend Equivalents shall not be paid if the Performance Measures are not satisfied. Notwithstanding the foregoing, no dividends or Dividend Equivalents shall be paid with respect to Options or Stock Appreciation Rights.

ARTICLE 19. BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

ARTICLE 20. RIGHTS OF PARTICIPANTS

20.1 Employment.    Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment with the Company or any Subsidiary at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Subsidiary and, accordingly, subject to Articles 3 and 21, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Subsidiary, the Committee or the Board.

20.2 Participation.    No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee may grant more than one Award to a Participant and may designate an individual as a Participant for overlapping periods of time.

20.3 Rights as a Shareholder.    Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which the Participant becomes the record holder of the Shares.

ARTICLE 21. AMENDMENT AND TERMINATION

21.1 Amendment and Termination of the Plan and Awards.    Subject to applicable laws, rules and regulations and Section 21.3 of the Plan, the Board may at any time amend or terminate the Plan or amend or terminate any outstanding Award. Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

21.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    Subject to Section 14.4, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 21.2 without further consideration or action.

21.3 Awards Previously Granted.    Notwithstanding any other provision of this Plan to the contrary, other than Sections 21.2, 21.4 and 23.14, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.4 Amendment to Conform to Law.    Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the broad authority to amend the Plan, an Award or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable in order to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules, rulings and regulations promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to the Plan and any Award without further consideration or action.

21.5 Repricing of Options and Stock Appreciation Rights.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

ARTICLE 22. TAX WITHHOLDING

22.1 Tax Withholding.    The Company may require any individual entitled to receive a payment of an Award to remit to the Company prior to payment, an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements. The Company shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such Award.

22.2 Share Withholding.    With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), the Committee may permit or require a Participant to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares from a Share Payment (or repurchase Shares that were previously issued) having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement.

ARTICLE 23. GENERAL PROVISIONS

23.1 Forfeiture Events.    The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events as determined by the Committee in its sole discretion.

23.2 Legend.    All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

23.3 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

23.4 Severability.    In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.5 Requirements of Law.    The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.6 Delivery of Title.    The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.7 Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.8 Investment Representations.    The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.9 Employees Based Outside of the United States.    Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Subsidiaries operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by this Plan;

(b) Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;

(d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 23.9 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.10 Uncertificated Shares.    To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.11 Unfunded Plan.    Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.12 No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.13 Retirement and Welfare Plans.    Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.14 Deferrals.

(a) Notwithstanding any contrary provision in the Plan or an Award Agreement, if any provision of the Plan or an Award Agreement contravenes any regulations or guidance promulgated under Code Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Code Section 409A, such provision of the Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Code Section 409A to the extent such discretionary authority would contravene Code Section 409A or the guidance promulgated thereunder.

(b) If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

(c) In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Code Section 409A. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

23.15 Nonexclusivity of this Plan.    The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.16 No Constraint on Corporate Action.    Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action that such entity deems to be necessary or appropriate. The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

23.17 Conflicts.    In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such inconsistency.

23.18 Recoupment.    Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan and any payments made under the Plan shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time. For the avoidance of doubt, this provision shall apply to any gains realized upon exercise or settlement of an Award.

23.19 Delivery and Execution of Electronic Documents.    To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participant’s to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.20 No Representations or Warranties Regarding Tax Effect.    Notwithstanding any provision of the Plan to the contrary, the Company, Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

23.21 Indemnification.    Subject to applicable laws, rules and regulations and the Company’s Certificate of Incorporation as it may be amended from time to time, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or failure to act under this Plan, (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf. Notwithstanding the forgoing, no individual shall be entitled to indemnification if such loss, cost, liability or expense is a result of his/her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

23.22 Successors.    All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

23.23 Governing Law.    The Plan and each Award Agreement shall be governed by the laws of the state of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2012.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/axl • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

+
1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold
	01 - David C. Dauch	☐	☐	02 - Forest J. Farmer			☐	☐	03 - Richard C. Lappin	☐	☐
	04 - Thomas K. Walker	☐	☐

				For	Against	Abstain				For	Against	Abstain
2.	Approval of the American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan.			☐	☐	☐	4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.		☐	☐	☐
				For	Against	Abstain
3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.			☐	☐	☐	In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. This section must be completed for your instructions to be executed.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — American Axle & Manufacturing Holdings, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 26, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Richard E. Dauch and Steven R. Keyes, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 3:00 p.m. on April 26, 2012 or at any adjournments of the meeting.

This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in Proposal 1, for the approval of the American Axle & Manufacturing Holdings, Inc. 2012 Omnibus Incentive Plan in Proposal 2, for the approval, on an advisory basis, of the compensation of the Company’s named executive officers in Proposal 3 and for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 4.

Voting over the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card.

(Items to be voted appear on reverse side.)